Exhibit 10.14
SECOND LIEN FINANCING AGREEMENT
among
CONTRARIAN SERVICE COMPANY, L.L.C.
(as Lender)
HORSEHEAD CORP.
(as Company)
and
HORSEHEAD INTERMEDIARY CORP., and
CHESTNUT RIDGE RAILROAD CORP.
(each as a joint and several Guarantor)
Dated: As of July 15, 2005

TABLE OF CONTENTS

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SECTION 1 Definitions	1

1.1 Defined Terms. As used in this Financing Agreement:	1

1.2 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards and terms in this Financing Agreement, then the Company and the Lender agree to enter into negotiations in order to amend such provisions of this Financing Agreement so as to fairly reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition and results of operations shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such amendment shall have been executed and delivered by the Lender and the Company (a) all financial covenants, standards and terms in this Financing Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred, and (b) the Company shall provide to the Lender, on or before the due date of the financial statements required under Section 7.2(h) hereof (and in addition to the financial statements required under Section 7.2(h) hereof), financial statements prepared as if such Accounting Change had not occurred, together with an officer’s certificate substantially in the form set forth on Exhibit C attached hereto (a “Compliance Certificate”), signed by a Responsible Officer, and such supporting financial statement reconciliations, financial covenant calculations and other financial information as the Lender may reasonably request. “Accounting Change” refers to a change in accounting principles required by the promulgations of any rule, regulation,

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pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Pubic Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).	23

1.3 Certificates. All certificates and other documents or statements of any sort provided, executed, or attested to by, any officer, director, or employee of any Credit Party, are and will be provided, executed, or attested to on behalf of such Credit Party, and not in such officer’s, director’s, or employee’s individual capacity.	23

SECTION 2 Conditions Precedent	23

2.1 Conditions Precedent to Initial Funding. Except as set forth in the Post-Closing Letter, the obligation of the Lender to make the Loan is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:	24

SECTION 3 Loan and Terms of Payment	27

3.1 Loan.	27

3.2 Interest.	27

3.3 Principal and Interest Payments.	28

3.4 Default Rate. Upon and after the occurrence and during the continuance of an Event of Default, the Current Cash Interest Tranche shall be LIBOR plus eleven percent (11%) per annum and the PIK Interest Tranche shall be one percent (1%) per annum (the “Default Rate of Interest”), such Current Cash Interest Tranche then calculated at the Default Rate of Interest to be payable upon demand.	28

3.5 Optional and Mandatory Prepayments/Redemption.	29

3.6 [Reserved]	29

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3.7 Handling of Proceeds of Collateral; Cash Dominion.	29

3.8 Application of Proceeds of Collateral.	30

SECTION 4 [RESERVED]	31

SECTION 5 [RESERVED]	31

SECTION 6 Collateral	31

6.1 Grant of Security Interest.	31

6.2 Limited License. Regardless of whether the Lender’s security interests in any of the General Intangibles has attached or is perfected, subject to the next sentence, each Credit Party hereby irrevocably grants to the Lender a royalty-free, non-exclusive license to use such Credit Party’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights (other than licensed intellectual property rights that are the subject of license agreements containing anti-assignment provisions for which no access and use agreement described in clause (e) of the definition of Eligible Inventory (as defined in the CIT Financing Agreement) has been obtained, it being represented, warranted and covenanted by the Company that no such license agreement applies or will apply to any Inventory which the Company purports to include as “Eligible Inventory” in any borrowing base certificate submitted to the CIT), in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Lender in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Lender in accordance with the provisions of this Financing Agreement. Notwithstanding anything herein to the contrary, the license set forth in this Section 6.2 may be exercised by the Lender only so long as an Event of Default shall have occurred and remains outstanding.	31

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6.3 Representations, Covenants and Agreements Regarding Collateral Generally.	32

6.4 Representations Regarding Accounts and Inventory. The Company represents and warrants to the Lender that:	32

6.5 Covenants and Agreements Regarding Accounts and Inventory.	33

6.6 Covenants and Agreements Regarding Real Estate and Equipment.	34

6.7 General Intangibles. Each Credit Party represents and warrants to the Lender that as of the date hereof, such Credit Party owns or has the right to use all General Intangibles necessary to conduct such Credit Party’s business as presently conducted. Such Credit Party agrees to maintain such Credit Party’s rights in, and the value of, all such General Intangibles so long as such General Intangibles are necessary or desirable to its business, and to pay when due all payments required to maintain in effect any licensed rights. Such Credit Party shall provide the Lender with adequate notice of the acquisition of rights with respect to any additional registered Patents, Trademarks and Copyrights so that the Lender may, and to the extent permitted under the documentation granting such rights or applicable law, perfect the Lender’s security interest in such rights in a timely manner.	35

6.8 Commercial Tort Claims. Each Credit Party represents and warrants to the Lender that as of the date hereof, to the best of its knowledge after due inquiry, such Credit Party holds no interest in any commercial tort claim. If such Credit Party at any time holds or acquires a commercial tort claim, such Credit Party agrees to promptly notify the Lender in writing of the details thereof, and in such writing such Credit Party shall grant to the Lender a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.	35

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6.9 Letter of Credit Rights. Each Credit Party represents and warrants to the Lender that as of the date hereof, such Credit Party is not the beneficiary of any letter of credit in excess of One Hundred Thousand Dollars ($100,000). If such Credit Party becomes a beneficiary under any letter of credit, such Credit Party agrees to promptly notify the Lender, and upon request by the Lender, such Credit Party agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Lender and CIT (subject to the Contrarian Intercreditor Agreement) pursuant to an agreement in form and substance satisfactory to the Lender, or (b) cause the issuer of such letter of credit to name the Lender as the transferee beneficiary of such letter of credit.	35

6.10 Real Estate. Upon the request of the Lender, each Credit Party agrees to execute and deliver to the Lender from time to time, a mortgage or deed of trust (as appropriate) in form and substance reasonably satisfactory to the Lender on any fee interest Real Estate (other than Excluded Real Estate) with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000) acquired by such Credit Party after the date hereof as the Lender shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.	36

6.11 Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of each Credit Party regarding the Collateral covered by such Loan Documents.	36

6.12 Credit Balances; Additional Collateral.	36

SECTION 7 Representations, Warranties and Covenants	36

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7.1 Representations and Warranties. Each Credit Party represents and warrants to the Lender that:	36

7.2 Affirmative Covenants. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations each Credit Party agrees as follows:	39

7.3 Financial Covenants. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, each Credit Party agrees:	48

7.4 Negative Covenants. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Credit Party agrees not to:	50

SECTION 8 Interest and Expenses	53

8.1 [Reserved]	53

8.2 [Reserved]	53

8.3 Out-of Pocket Expenses. The Company agrees to reimburse the Lender for all Out-of-Pocket Expenses when charged to or paid by the Lender.	53

8.4 LIBOR Loans.	53

8.5 Capital Adequacy. In the event that the Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by the Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could

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have achieved but for such change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed material by the Lender in the exercise of its reasonable business judgment, the Company agrees to pay to the Lender, no later than five (5) days following written demand by the Lender (including a statement and explanation of such charges), such additional amount or amounts as will compensate the Lender for such reduction in rate of return. In determining such amount or amounts, the Lender may use any reasonable averaging or attribution methods. The protection of this Section 8.5 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to this Section 8.5 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event the Lender exercises its rights pursuant to this Section 8.5, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which the Lender actually required to compensate the Lender for any reduction in rate of return on its capital, such excess shall be returned to the Company by the Lender.	53

8.6 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:	54

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8.7 Authority to Charge Loan Account. The Company hereby authorizes the Lender to charge the Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Loan Account shall bear interest at the rate provided in Section 3.2 (or Section 3.4, if applicable) of this Financing Agreement. The Company confirms that any charges which the Lender may make to the Loan Account as provided herein will be made as an accommodation to the Company and solely at the Lender’s discretion.	54

8.8 Tax Withholding. At the reasonable request of any Credit Party, if the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Credit Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Credit Party or the Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by a Credit Party, shall promptly deliver such other documentation prescribed by applicable law or reasonably requested by the Credit Party or as will enable the Credit Party or the Lender to determine whether or not the Lender is subject to backup withholding or information reporting requirements.	55

SECTION 9 Powers	55

9.1 Authority. Each Credit Party hereby authorizes the Lender, or any person or agent which the Lender may designate, at the Company’s cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of

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this Financing Agreement and the full and final payment and satisfaction of the Obligations (other than contingent indemnification obligations not yet due and payable):	55

9.2 Limitations on Exercise. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.	56

SECTION 10 Events of Default and Remedies	56

10.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Financing Agreement:	56

10.2 Remedies With Respect to Loan. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that the Lender has given the Company written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Company; provided, however, that this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Lender, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Lender.	58

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10.3 Remedies With Respect to Collateral. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, to the extent permitted by applicable law and the Contrarian Intercreditor Agreement: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Lender may use, at the Company’s expense, such of any Credit Party’s personnel, supplies or space at such Credit Party’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Credit Party or the Lender and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of any Credit Party or the Lender; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Lender’s sole option and discretion, and the Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Credit Party; (d) foreclose the Lender’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or

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otherwise. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Credit Party or the Lender or in the name of such other party as the Lender may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Lender in its sole discretion may deem advisable, and the Lender shall have the right to purchase at any such sale. Upon the occurrence and during the continuance of an Event of Default, if any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Lender shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Lender shall deem appropriate. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees, at the request of the Lender, to assemble the Inventory and Equipment, and to make it available to the Lender at premises of such Credit Party or elsewhere and to make available to the Lender the premises and facilities of such Credit Party for the purpose of the Lender’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket

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Expenses relating thereto) shall be applied by the Lender to the payment of the Obligations in the order set forth in Section 10.4 hereof, and the Credit Parties shall remain jointly and severally liable to the Lender for any deficiencies, and the Lender in turn agrees to remit to the Company or its successors or assigns, on behalf of the applicable Credit Parties, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Lender under applicable law or the other Loan Documents, all of which shall be cumulative.	58

10.4 Application of Proceeds. Subject to the Contrarian Intercreditor Agreement, the Lender agrees to apply the net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:	59

10.5 General Indemnity. In addition to the Company’s agreement to reimburse the Lender for Out-of-Pocket Expenses, but without duplication, each Credit Party hereby jointly and severally agrees to indemnify the Lender, and each of its respective officers, directors, employees, members, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:	59

SECTION 11 Termination	60

SECTION 12 Miscellaneous	60

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12.1 Waivers. Each Credit Party hereby waives to the extent permitted by applicable law diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Lender. No delay or failure of the Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.	60

12.2 Entire Agreement; Amendments. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among the Credit Parties and the Lender; (b) supersede any prior agreements; (c) may be amended only in writing and signed by the Credit Parties and the Lender; and (d) shall bind and benefit the Credit Parties, the Lender and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.	61

12.3 Usury Limit. In no event shall the Company, upon demand by the Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of

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interest permissible under applicable law. If the Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Company. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.	61

12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.	61

12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE CREDIT PARTIES AND THE LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE CREDIT PARTIES EACH HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.	61

12.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or

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other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:	61

12.7 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.	63

12.8 Choice of Forum.	63

SECTION 13 Agreements Regarding the Lender	63

13.1 Copies of Statements. After the end of each month commencing with the month ending August 31, 2005, Lender shall promptly send the Company a statement showing the accounting for the charges, loans and other transactions occurring between Lender and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between Company and Lender unless Lender receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.	63

13.2 Participations and Assignments.	63

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13.3 Exercise of Setoff Rights. Subject to the Contrarian Intercreditor Agreement, each Credit Party authorizes the Lender, and the Lender shall have the right, after the occurrence and during the continuance of an Event of Default, without notice, to set off and apply against any and all property or assets of such Credit Party held by, or in the possession of the Lender, any of the Obligations owed to the Lender.	65

13.4 Confidentiality. For the purposes of this Section 13.4, “Confidential Information” means all financial projections and all other information delivered to the Lender by or on behalf of the Parent or any Credit Party in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of such Credit Party, provided that such term does not include information that (a) was publicly known or otherwise known to the Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Lender or any person acting on their behalf, (c) otherwise becomes known to the Lender other than through disclosure by the Credit Parties or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available. The Lender and its respective directors, officers, members, employees, agents, attorneys and affiliates will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Lender in good faith to protect confidential information of third parties delivered to them, provided that the Lender may deliver or disclose Confidential Information to:	65

SECTION 14 [RESERVED]	66

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SECTION 15 Guaranty	66

15.1 Guaranty. Each Guarantor hereby (i) irrevocably, absolutely and unconditionally guaranties the prompt payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all Obligations owing by the Company and the other Credit Parties to the Lender (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Credit Party), whether accruing before or subsequent to the filing of a petition initiating a bankruptcy, reorganization, liquidation or similar proceeding affecting any Credit Party (notwithstanding the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code) (all of the foregoing, with respect to each Guarantor, collectively, the “Guarantied Obligations”); and (ii) agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lender in enforcing this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guarantied Obligations and would be owed by any other Credit Party under this Financing Agreement or the other Loan Documents but for the fact that such document is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any other Credit Party. Each Guarantor will make each payment hereunder in United States Dollars and in same day funds to Lender at its address specified in Section 12.6 hereof or to such account in New York City as the Lender may from time to time designate by notice to any Guarantor.	66

15.2 Guarantors’ Obligations Unconditional.	66

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15.3 Waivers. Except for notices specifically provided for elsewhere in this Financing Agreement, each Guarantor hereby waives to the extent permitted by applicable law (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Guarantied Obligation by the Company or any other Credit Party; (iii) notice of any actions taken by the Lender, or the Company or any other Credit Party, under any Loan Document; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Guarantied Obligations or of the obligations of such Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 15.3, might constitute grounds for relieving such Guarantor of its obligations hereunder; (v) any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other person or any Collateral; and (vi) any other defense available to such Guarantor. Each Guarantor hereby agrees that the Lender shall not have any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guarantied Obligations.	67

15.4 Subrogation. Until the Guarantied Obligations have been irrevocably paid in full in cash, each Guarantor shall not exercise any rights with respect to any claim, right or remedy now existing or hereafter acquired against the Company or any other Credit Party hereunder or from the performance by such Guarantor hereunder, including, without limitation, any claim, right or remedy of subrogation, reimbursement, exoneration, contribution, indemnification, or against any security that any Guarantor now owns or hereafter is granted, whether arising in equity, under

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contract, by statute (including, without limitation, any such right arising under the United States Bankruptcy Code), under common law or otherwise. The payment of any amounts due with respect to any indebtedness of the Company or any other Credit Party now or hereafter owed to each Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company or any other Credit Party to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.	67

15.5 Nature of Liability. It is the desire and intent of the Guarantors and the Lender that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Guarantor’s obligations under this Guaranty shall be deemed to be reduced and such Guarantor shall pay the maximum amount of the Guarantied Obligations which would be permissible under applicable law.	68

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15.6 Subordination. The payment of any and all indebtedness, liabilities and obligations of any Credit Party to another Credit Party of every kind or nature, whether joint or several, due or to become due, absolute or contingent, now existing or hereafter arising, and whether principal, interest, fees, costs, expenses or otherwise (collectively, the “Intercompany Debt”), is expressly subordinated to the Obligations. Upon the occurrence and during the continuance of an Event of Default, no payment of any kind (by voluntary payment, prepayment, acceleration, setoff or otherwise) of any portion of the Intercompany Debt may be made by any Credit Party or received or accepted by any Credit Party at any time without the prior written consent of the Lender. Any payments received by any Credit Party in violation of this Section shall be held in trust for and immediately remitted to the Lender.	68

15.7 Intercreditor Agreement and Other Agreements.	68

EXHIBITS

Exhibit A — Form of Assignment and Transfer Agreement
Exhibit B — Form of Promissory Note
Exhibit C — Form of Compliance Certificate
Exhibit D — Form of Rollover Notice

SCHEDULES

Schedule 1.1(a) — Existing Indebtedness; Permitted Encumbrances
Schedule 1.1(b) — Description of Mortgaged Real Estate
Schedule 1.1(c) — Description of Excluded Real Estate
Schedule 1.1(d) — Permitted Investments
Schedule 2.1(k) — Existing Indebtedness
Schedule 3.6(b)-1 — Excluded Bank Accounts
Schedule 3.6(b)-2 — Bank Accounts
Schedule 6.5(e) — Approved Bailees
Schedule 7.1(b) — Credit Party and Collateral Information
Schedule 7.1(g) — Pending Litigation

Schedule 7.1(h) — Labor Relations
Schedule 7.1(i) — Pension Plans
Schedule 7.4(h) — Related Party Transactions

     CONTRARIAN SERVICE COMPANY, L.L.C., a Delaware limited liability company (“Lender”), with offices located at 411 West Putnam Avenue, Suite 225, Greenwich, Connecticut 06830, and any other entity becoming a Lender hereunder pursuant to Section 13.2 of this Second Lien Financing Agreement (the “Financing Agreement”), is pleased to confirm, as of this 15th day of July, 2005, the terms and conditions under which the Lender shall make a term loan and other financial accommodations to Horsehead Corp. (f/k/a Horsehead Acquisition Corp.), a Delaware corporation (the “Company”), with a principal place of business at 300 Frankfort Road, Monaca, PA 15061, which term loan and other financial accommodations, together with all other Obligations (as defined below), shall be secured by the Collateral (as defined below) and supported by the guaranty and surety of the other Credit Parties (as defined below) pursuant to Section 15 of this Financing Agreement.
SECTION 1 Definitions
     1.1 Defined Terms. As used in this Financing Agreement:
     Accounts shall mean, as to any Credit Party, any and all of such Credit Party’s present and future: (a) accounts (as defined in the UCC) and any and all other receivables (whether or not specifically listed on schedules furnished to the Lender), including, without limitation, all accounts created by or arising from such Credit Party’s sales, leases or rentals of goods or rendition of services to its customers; (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of such Credit Party’s account debtors securing the obligations owed by such account debtors to such Credit Party; and (j) all Proceeds of any of the foregoing.
     Applicable Margin shall mean initially nine percent (9.00%), which shall be adjusted pursuant to Section 3.2(a) in accordance with the following:

Applicability	Level	LIBOR Floor	Applicable Margin	PIK Margin
Consolidated Senior Leverage is equal to or in excess of 2.00:1 but less than 2.49:1	I	2.75%	6.875%	1.00%

Applicability	Level	LIBOR Floor	Applicable Margin	PIK Margin
Consolidated Senior Leverage is equal to or in excess of 2.50:1 but less than 2.99:1	II	2.75%	7.125%	1.00%
Consolidated Senior Leverage is equal to or in excess of 3.00:1 but less than 3.49:1	III	2.75%	7.500%	1.00%
Consolidated Senior Leverage is equal to or in excess of 3.50:1 but less than 3.99:1	IV	2.75%	7.875%	1.00%
Consolidated Senior Leverage is equal to or in excess of 4.00:1 but less than 4.49:1	V	2.75%	8.250%	1.00%
Consolidated Senior Leverage is equal to or in excess of 4.50:1 but less than 4.99:1	VI	2.75%	8.625%	1.00%
Consolidated Senior Leverage is equal to or in excess of 5.00:1 but less than 5.49:1	VII	2.75%	9.00%	1.00%
Consolidated Senior Leverage is equal to or in excess of 5.50:1 but less than 5.99:1	VIII	2.75%	9.50%	1.00%

Applicability	Level	LIBOR Floor	Applicable Margin	PIK Margin
Consolidated Senior Leverage is equal to or in excess of 6.00:1 but less than 6.49:1	IX	2.75%	10.00%	1.00%
     Any change in the Applicable Margin applicable to the Loan based on a change in the Consolidated Senior Leverage shall be effective as of the first day of the month following the month in which a financial covenant compliance certificate reflecting a change in such ratio is delivered to the Lender pursuant to Section 7.2(h), provided, however, that the Applicable Margin shall be nine percent (9.00)% until the Company has delivered a financial covenant compliance certificate covering the first four (4) fiscal quarters following the Closing Date.
     Approved Bailees shall mean, collectively, those customers of the Company listed on Schedule 6.5(e) hereto and such other customers of the Company approved in writing by the Lender from time to time on a case-by-case basis, in the exercise of the Lender’s reasonable business judgment; provided, however, that the Lender may, if any such customer meets one of the specifications set forth in clause (b)(vii) of the definition of Eligible Accounts (as defined in the CIT Financing Agreement), as determined by the Lender in the exercise of its reasonable business judgment, withdraw its approval for such customer upon five (5) Business Days’ advance written notice to the Company and after the expiration of such notice period such customer shall no longer constitute an Approved Bailee.
     Assignment and Transfer Agreement shall mean the Assignment and Transfer Agreement in the form of Exhibit A attached hereto.
     Back-Stop Letter of Credit shall mean a certain back-to-back letter of credit issued by JPMorgan Chase Bank, N.A. on behalf of CIT in favor of JPMorgan Chase Bank, N.A. as credit support for the Existing Letters of Credit under the CIT Financing Agreement.
     Beaver County CED Loan shall mean that certain loan to be entered into after the Closing Date by and between Beaver County Corporation for Economic Development and the Company in an amount not to exceed Three Hundred Thousand Dollars ($300,000) on terms substantially similar to those set forth in the term sheet dated May 13, 2005 delivered to the Lender.
     Beaumont Facility shall mean the Company’s leased Real Estate and facility located on three acres at Old Highway Road 90, Beaumont, Texas 77662.
     Bond Obligations shall mean all of the Indebtedness and other obligations of the Company owing to the Carbon County Industrial Development Authority or any other person pursuant to the Bond Documents.
     Bond Documents shall mean, collectively: (a) that certain Loan Agreement, dated as of December 13, 2004, between the Carbon County Industrial Development Authority and the

Company; (b) the “Company’s Note” (as defined therein); and (c) all other agreements, documents and instruments executed in connection with the foregoing, in each case as the same may from time to time be renewed, amended, restated or supplemented in accordance with the terms of this Financing Agreement.
     Business Day shall mean any day on which the Lender and JPMorgan Chase Bank, N.A. are open for business.
     Capital Expenditures shall mean, for any period, the aggregate expenditures of the Credit Parties during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the consolidated balance sheet of the Company, but excluding such expenditures made with proceeds of insurance and in compliance with the terms of this Financing Agreement.
     Capital Lease shall mean any lease of property by any Credit Party (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of the Company.
     Change of Control shall mean the occurrence of any of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (other than Sun Capital or any affiliates thereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (b) the Parent shall cease to own directly one hundred percent (100%) of the total issued and outstanding capital stock of Horsehead Intermediary; or (c) Horsehead Intermediary shall cease to own directly, or indirectly through one or more of the other Credit Parties, one hundred percent (100%) of the total issued and outstanding capital stock of each of the other Credit Parties.
     Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time as its “prime rate” in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. to its borrowers).
     Chestnut Ridge shall mean Chestnut Ridge Railroad Corp., a Delaware corporation and a wholly-owned subsidiary of the Company.
     CIT shall mean The CIT Group/Business Credit, Inc., a New York corporation, and its successors and assigns.
     CIT Financing Agreement shall mean the Financing Agreement, dated as of the date hereof, among the Credit Parties and CIT, as the agent for the lenders therein.
     CIT Obligations shall mean all of the Indebtedness and other “Obligations” of one or more of the Credit Parties owing to CIT pursuant to (and as defined in) the CIT Transaction Documents.

     CIT Transaction Documents shall mean, collectively: (a) that certain CIT Financing Agreement; and (b) all other agreements, documents and instruments executed in connection with the foregoing, in each case as the same may from time to time be renewed, amended, replaced, restated or supplemented in accordance with the terms of the CIT Financing Agreement.
     Closing Date shall mean the date on which this Financing Agreement is executed by each Credit Party and the Lender and delivered to the Lender and the Loan is funded.
     Collateral shall mean, collectively, all present and future assets and properties of the Credit Parties, including, without limitation, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral, subject to the last sentence of Section 6.1(a) of this Financing Agreement.
     Compliance Certificate shall have the meaning provided for in Section 1.2 of this Financing Agreement.
     Confidential Information shall have the meaning provided for in Section 13.3 of this Financing Agreement.
     Consolidated Balance Sheet shall mean a consolidated balance sheet for the Company and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.
     Consolidated EBITDA shall mean, for any period with respect to the Company and its subsidiaries, on a consolidated basis, Consolidated Net Income for such period, plus, without duplication, the sum of (a) Consolidated Interest Expense, (cash and non-cash) amortization or writeoff of debt discount and debt issuance costs, commissions and discounts for such period, (b) federal, state and local income (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax for such period, (c) depreciation expense for such period, (d) amortization expense for such period, (e) all fees and costs and expenses paid to CIT and the Issuing Bank, on one hand, and Lender, on the other hand, in connection with the transactions contemplated by this Financing Agreement and the CIT Transaction Documents during such period, (f) all fees and costs and expenses paid to JPMorgan Chase Bank, N.A. and the other financial institutions under the JPMorgan Chase L/C Assumption Agreement in connection with the transactions contemplated by JPMorgan Chase L/C Assumption Agreement and the Existing Letters of Credit during such period, (g) all fees and costs and expenses paid to the holders of the Existing Indebtedness in connection with the transactions contemplated by the Existing Indebtedness during such period, (h) fees accrued (whether or not paid) under the Sun Capital Management Agreement during such period, (i) amortization of intangibles (including, but not limited to, goodwill) and organization costs for such period, (j) expenses incurred to the extent covered by any insurance to the extent reimbursed during such period and (k) restructuring charges for such period specifically approved by the Lender in writing as being acceptable for purposes of an “add-back” to Consolidated Net Income under this definition; provided that with respect to clauses (a) through (k), such amounts shall be added to Consolidated Net Income pursuant to this definition only to the extent such amounts are deducted in determining Consolidated Net Income.

     Consolidated Fixed Charge Coverage Ratio shall mean, for any period with respect to the Company and its subsidiaries, on a consolidated basis, the quotient (expressed as a ratio) obtained by dividing (a) Consolidated EBITDA for such period, by (b) Consolidated Fixed Charges for such period.
     Consolidated Fixed Charges shall mean, for any period, with respect to the Company and its subsidiaries, on a consolidated basis, the sum of, without duplication, (a) Consolidated Interest Expense paid or due in cash for such period, (b) the amount of all fees and costs and expenses paid or due to the Lender and the Issuing Bank, on one hand, and CIT, on the other hand, in connection with the transactions contemplated by this Financing Agreement and the CIT Transaction Documents during such period, (c) the amount of all fees and costs and expenses paid to JPMorgan Chase Bank, N.A. and the other financial institutions under the JPMorgan Chase L/C Assumption Agreement in connection with the transactions contemplated by JPMorgan Chase L/C Assumption Agreement and the Existing Letters of Credit during such period, (d) the amount of all fees and costs and expenses paid to the holders of the Existing Indebtedness in connection with the transactions contemplated by the Existing Indebtedness during such period, (e) the amount of principal repaid in cash or scheduled to be repaid on Indebtedness during such period (other than (i) the Revolving Loans under the CIT Financing Agreement, (ii) the principal repaid in connection with distribution described in clause (b) of the definition of Permitted Distributions, (iii) principal repaid in full with the proceeds of Revolving Loans under the CIT Financing Agreement or Permitted Indebtedness and (iv) principal repaid in connection with a contractual mandatory prepayment required as a result of the sale of assets by the Company or its consolidated subsidiaries or as a result of any such person issuing equity or debt securities, to the extent such sale or issuance is permitted under this Financing Agreement), (f) all payments made or due in respect of Capital Leases during such period, (g) all federal, state and local income tax expenses paid or due during such period, (h) unfinanced Capital Expenditures incurred during such period, (i) payments permitted by Section 7.4(i) of this Financing Agreement which are made in cash during such period and, without duplication, all other amounts paid in cash to Sun Capital or any of its affiliates during such period (other than (i) the one-time payment to Sun Capital or its affiliate described in Section 7.4(i)(iii)(A) of this Financing Agreement, (ii) Permitted Management Fee Payments made in accordance with Section 7.4(i) of this Financing Agreement, and (iii) trade payables owing to a portfolio company of Sun Capital on standard, fair and reasonable terms and conditions, no less favorable to the Company or its subsidiaries than the Company or its subsidiaries could obtain in a comparable arms length transaction with an unrelated third party), (j) all cash payments made or due on account of any contingent obligation in respect of Indebtedness during such period, and (i) all payments of the type described in clause (d) of the definition of Permitted Distributions made or due in cash during such period.
     Consolidated Interest Expense shall mean, with respect to any person for any period, interest expense of such person and its subsidiaries for such period with respect to all outstanding Indebtedness of such person determined on a consolidated basis and in accordance with GAAP on a basis consistent with the latest audited financial statements of the Company, subject to Section 1.2 of this Financing Agreement. Consolidated Interest Expense shall be calculated without giving effect to amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Revolving Loans under the CIT Financing Agreement).
     Consolidated Net Income shall mean, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP on a basis consistent with the latest audited financial statements of the Company, subject to Section 1.2 of this Financing Agreement, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary, unusual or non-recurring gains or losses for such period, and (b) any gains or losses from sales or other dispositions of assets during such period, to the extent permitted under this Financing Agreement (other than from sales of Inventory in the ordinary course of business).
     Consolidated Senior Leverage shall mean, as of any date, the quotient (expressed as a ratio) obtained by dividing (a) without duplication, the sum of the aggregate outstanding principal amount of the Obligations (which amount shall be deemed to include the aggregate undrawn amount of all outstanding Letters of Credit (other than (i) that portion of the undrawn amount of the Back-Stop Letter of Credit attributable to the Existing Letter of Credit issued as credit support for the Bond Obligations or (ii) the undrawn amount of any Letter of Credit issued in replacement of such Existing Letter of Credit)), plus the aggregate outstanding principal amount of the CIT Obligations, plus the aggregate outstanding principal amount of the Bond Obligations, plus the aggregate outstanding principal amount of the Contingent Note, if and to the extent that the Contingent Note becomes due and payable, by (b) Consolidated EBITDA for the applicable period ending on such date.
     Contingent Note shall mean an unsecured promissory note in an aggregate principal amount of One Million Dollars ($1,000,000), dated as of December 23, 2003, issued by the Company in favor of the unsecured creditors of HH Liquidating Corp. (f/k/a Horsehead Industries, Inc.), a Delaware corporation.
     Contrarian Intercreditor Agreement shall mean that certain Intercreditor Agreement, dated as of the Closing Date, between the Lender and CIT, as the same may from time to time be renewed, amended, restated or supplemented.
     Copyrights shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
     Credit Parties shall mean collectively, the Company and the Guarantors, and Credit Party shall mean any one of them.
     Current Cash Interest Tranche shall have the meaning ascribed to it in Section 3.2(a).

     Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.
     Default Rate of Interest shall have the meaning ascribed to in Section 3.4.
     Depository Account shall mean each bank account (and the related lockbox, if any) subject to CIT’s control that is established by CIT, as agent for lenders under the CIT Financing Agreement and Lender, or any Credit Party pursuant to Section 2.1(j) or Section 3.2(c) of the CIT Financing Agreement.
     Depository Account Control Agreement shall mean a three-party agreement in form and substance reasonably satisfactory to the Lender among CIT, as agent for lenders under the CIT Financing Agreement and Lender, a Credit Party and the bank which will maintain a Depository Account, (a) which provides CIT, as agent for lenders under the CIT Financing Agreement and Lender, with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of the CIT Financing Agreement, and (b) pursuant to which such bank agrees that (x) such Depository Account and all cash, checks, wires and other items received or deposited into such Depository Account are subject to a security interest in favor of the Lender, and (y) except as otherwise provided in such Depository Account Control Agreement, such bank has no lien upon, or right of set off against, such Depository Account and any cash, checks, wires and other items from time to time on deposit therein; in each case as such Depository Account Control Agreement may from time to time be renewed, amended, restated or supplemented with the consent of the Lender.
     Disqualified Capital Stock shall mean, with respect to any person, any capital stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any capital stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the Termination Date; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.
     Documents of Title shall mean, as to any Credit Party, all of such Credit Party’s present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.
     Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.

     Energy Law shall mean any and all laws, rules, orders, regulations, ordinances, codes, permits, licenses, decrees, enforceable requirements of any governmental authority, or other requirements of law (including common law) regulating or imposing liability or standards of conduct concerning public utilities, electric utilities, electric generation, or energy contracts, including, without limitation, the Federal Power Act and the Public Utilities Holding Company Act, and the regulations implementing such Acts.
     Environmental Law shall mean any and all laws, rules, orders, regulations, ordinances, codes, permits, licenses, decrees, enforceable requirements of any governmental authority, or other requirements of law (including common law) regulating or imposing liability or standards of conduct concerning emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, substances, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.
     Environmental Reports shall mean the Environmental Review of Zinc Corporation of America d/b/a Horsehead Industries, Inc., prepared by ENVIRON International Corporation and dated December 2003 and the Phase I Environmental Assessment Report for the Power Plant at 300 Frankfort Road, Monaca, PA, prepared by Clayton Group Services and dated July 1, 2005.
     Equipment shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.
     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to the Lender on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by the Lender (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).
     Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.
     Excluded Bank Accounts shall have the meaning provided for in Section 3.2(c) of the CIT Financing Agreement.

     Excluded Inventory shall mean, collectively, EAF dust, lead chloride and other Inventory to the extent that (a) such Inventory has no marketable value as recorded in accordance with GAAP.
     Excluded Property shall mean, collectively, (a) the cash collateral described in clause (k) of the definition of Permitted Encumbrances if the grant of a security interest in such cash collateral in the manner contemplated by this Financing Agreement is prohibited under the terms of the related cash collateral agreement, (b) the Excluded Real Estate, (c) “intent-to-use” trademark applications, (d) any Equipment (other than Equipment constituting part of the Monaca Power Plant (excluding de minimis Equipment) and other Equipment that is significant to the operation of the Monaca Power Plant) which is subject to a Purchase Money Lien pursuant to documents which contain prohibitions on a Credit Party granting any other liens in such Equipment and (e) any permit, lease, license, contract or other instrument of a Credit Party (other than any permit, lease, license, contract or other instrument which is necessary to enable the Lender to enforce its security interest with respect to Accounts, Inventory and/or the Monaca Power Plant) if the grant of a security interest in such permit, lease, license, contract or other instrument in the manner contemplated by this Financing Agreement is prohibited under the terms thereof or under applicable law and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) but only to the extent that (i) consent from the relevant party or parties has not been obtained and (ii) such prohibition is not rendered ineffective pursuant to the UCC or any other applicable law; provided, however, that, upon the termination or lapse of any such provision with respect to any such cash collateral, Equipment, permit, lease, license, contract or other instrument, such Credit Party shall, automatically and without the necessity of any further action on the part of such Credit Party or any other person, be deemed to have granted to the Lender a security interest in and lien upon all of such Credit Party’s right, title and interest in and to any such cash collateral, Equipment, permit, lease, license, contract or other instrument and the same shall constitute Collateral hereunder, all as if such provision had never been effective; provided further that nothing contained in this Financing Agreement shall limit or restrict the grant of a security interest by any Credit Party in any Proceeds of any Excluded Property.
     Excluded Real Estate shall mean, collectively, (a) the real property owned by the Company as of the Closing Date and described on Schedule 1.1(c) attached hereto, and (b) any real property hereafter acquired by a Credit Party that is not required to be subject to a Mortgage in favor of the Lender pursuant to Section 6.10 of this Financing Agreement.
     Existing Indebtedness shall have the meaning provided for in Section 2.1(k) of this Financing Agreement.
     Existing Letters of Credit shall mean, collectively, those letters of credit issued by JPMorgan Chase Bank, N.A., as the issuing bank pursuant to the JPMorgan Chase L/C Assumption Agreement, and listed on Schedule 5.1(b) under the CIT Financing Agreement.
     GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

     General Intangibles shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between such Credit Party and any licensee of any of such Credit Party’s General Intangibles, and (i) all Proceeds of any of the foregoing.
     Goods shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired “Goods”, as defined in the UCC, and all Proceeds thereof.
     Guarantied Obligations shall have the meaning provided for in Section 15.1 of this Financing Agreement.
     Guaranties shall mean the guaranty agreements, in form and substance reasonably satisfactory to the Lender, executed and delivered to the Lender by Guarantors, including, without limitation, the guaranty agreement contained in Section 15 of this Financing Agreement.
     Guarantors shall mean, collectively, Horsehead Intermediary and Chestnut Ridge, and any other future guarantor of all or any part of the Obligations, and Guarantor shall mean any one of them.
     Horsehead Intermediary shall mean Horsehead Intermediary Corp., a Delaware corporation and wholly-owned subsidiary of the Parent.
     Indebtedness shall mean, with respect to any person (without duplication), (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all letters of credit and bankers’ acceptances issued or created for the account of such person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such person to pay the deferred purchase price of property or services (but excluding (A) trade payables, other accounts payable and accrued expenses, in each case to the extent incurred in the ordinary course of business and outstanding for a period of time no greater than one hundred twenty (120) days after such obligation is incurred (or, in the case of payables with original terms in excess of one hundred twenty (120) days, no greater than the number of days within such original terms) or to the extent incurred in the ordinary course of business and being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such person in accordance with GAAP, and (B) trade payables and other accounts payable, in each case to the extent incurred in the ordinary course of business but not otherwise satisfying the criteria described in the preceding clause (A), in an aggregate amount not to exceed Fifty-Five Thousand Dollars ($55,000) at any time for all Credit Parties), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (vi) obligations with respect to Capital Leases, (vii) all Disqualified Capital Stock issued by such person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Financing Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the principal balance outstanding and owing by such person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all guaranty or similar obligations of such person with respect to Indebtedness of another person, (x) the net termination obligations of such person under any hedge agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the type referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such person is a general partner or joint venturer to the extent such person is liable therefor or (B) secured by any lien on any property or asset owned or held by such person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such person or is nonrecourse to the credit of such person.
     Indemnified Party shall have the meaning given to such term in Section 10.5 of this Financing Agreement.
     Intercompany Debt shall have the meaning provided for in Section 15.6 of this Financing Agreement.
     Interest Period means with respect to the Loan, a period commencing:
          (a) on the Closing Date and ending on the last day of the calendar month ending one, two or three months thereafter, as the case may be, as selected by the Company; and
          (b) thereafter, on the first day of the calendar month following the termination date of the immediately preceding Interest Period in the case of a Rollover to a successive Interest Period as described in Section 3.2(d) hereof, and ending on the last day of the calendar month ending one, two or three months thereafter, as the case may be, as selected by the Company.
     Inventory shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

     Investment Property shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired “Investment Property”, as defined in the UCC, together with all stock and other equity interests in such Credit Party’s subsidiaries, and all Proceeds thereof.
     Issuing Bank shall mean any bank issuing a Letter of Credit for the Company under the CIT Financing Agreement.
     JPMorgan Chase L/C Assumption Agreement shall mean that certain Letter of Credit Assumption Agreement, dated as of December 23, 2003, among JPMorgan Chase Bank, N.A., as agent, the Company and the other financial institutions described therein, as heretofore renewed, amended, restated or supplemented from time to time.
     Landlord Waiver shall mean a written agreement reasonably satisfactory in form and substance to the Lender (i) acknowledging that Collateral located on a leasehold or in possession or control of any warehouseman, bailee, agent, customer, or processor is subject to the lien granted hereunder, (ii) waiving and releasing any applicable lien or other claim or interest held by such lessor, warehouseman, bailee, agent, customer, or processor with respect to such item of Collateral (whether arising by law or otherwise), (iii) granting the Lender access to the Collateral for any purpose, (iv) providing the Lender with the right to receive notice of default and (v) the right to repossess such item of Collateral at any time upon the occurrence and during the continuance of an Event of Default, in each case unless otherwise agreed by the Lender in writing; in each case as such Landlord Waiver may from time to time be renewed, amended, restated or supplemented with the consent of the Lender.
     LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at the Lender’s election, (i) the rate set forth in the New York (a.m.) edition of The Wall Street Journal under the “Money Rates” section for “London Interbank Offered Rates” two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Lender at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 (or such other page as may replace such page on Telerate Systems for purposes of displaying interest rates in the London interbank markets) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 (or such other page) for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected) (or, to the extent that neither (i) not (ii) are available, LIBOR for such Interest Period as quoted to the Lender by JPMorgan Chase Bank, N.A. (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period, provided, however, that at no point shall LIBOR be less than two and three quarter percent (2.75%).
     Loan shall have the meaning ascribed to in Section 3.1(a).
     Loan Account shall mean the account on the Lender’s books, in the Company’s name, in which the Company will be charged with all Obligations when due or incurred by the Lender.

     Loan Documents shall mean this Financing Agreement, the Post-Closing Letter, the Promissory Note, the Mortgages, the Guaranties, the Stock Pledge Agreements, the patent security agreements, trademark security agreements and the other closing documents executed by the Company or the Guarantors, and any other ancillary agreements, documents or instruments executed by the Company or the Guarantors from time to time in connection with this Financing Agreement, the Subordination Agreement, the Landlord Waiver, the Contrarian Intercreditor Agreement and any other intercreditor agreement executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.
     Material Adverse Effect shall mean a material adverse effect on either (a) the business, financial condition, operations or properties of the Company, individually, or the Company and its consolidated subsidiaries, taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Financing Agreement or any other Loan Document, (c) the aggregate value of the Collateral or (d) the ability of the Lender to enforce the Obligations or their rights and remedies under this Financing Agreement or any of the other Loan Documents.
     Maturity Date shall mean October 31, 2010.
     Monaca Power Plant shall mean the Company’s coal-fired steam electric generating plant and related Real Estate and fixtures located in Monaca, Pennsylvania.
     Mortgages shall mean, collectively, (a) those mortgages and deeds of trust, in form and substance reasonably satisfactory to the Lender, each dated as of even date herewith, each executed by one or more of the Credit Parties, as mortgagors, in favor of CIT, as agent for lenders under the CIT Financing Agreement and Lender, as mortgagee, to secure the payment and performance of the Obligations and the CIT Obligations and encumbering the Real Estate owned by the Credit Parties and located in (i) Palmerton, Pennsylvania, (ii) Monaca, Pennsylvania, (iii) Rockwood, Tennessee, (iv) Calumet, Illinois, and (v) Bartlesville, Oklahoma (other than the portion of such properties constituting Excluded Real Estate), and (b) each mortgage and deed of trust, in form and substance satisfactory to Lender, under which a lien on Real Estate owned by any Credit Party is hereafter granted to the Lender, in each case as such Mortgage may be renewed, amended, restated or supplemented from time to time.
     Net Cash Proceeds means, with respect to any asset sale permitted pursuant to Section 6.6(b) of this Financing Agreement (“Asset Sale”) or any recovery of insurance proceeds with respect to any loss, casualty or damage to any asset or any recovery or award on account of any condemnation or other governmental taking of any asset (“Recovery Event”), the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a promissory note, but only as and when received and to the extent permitted under this Financing Agreement), net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Permitted Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Permitted Encumbrance on such asset having priority over the liens and security interests of the Lender and other reasonable and customary related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any reasonable tax sharing arrangements) and net of any reasonable reserves and reasonable holdbacks established in connection therewith.
     Obligations shall mean: (a) the Loan made by the Lender to any Credit Party or to others for such Credit Party’s account; (b) any and all other indebtedness, obligations and liabilities which may be owed by any Credit Party to the Lender and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by such Credit Party from time to time hereafter, (ii) secured by a pledge, lien upon or security interest in any of such Credit Party’s assets or property or the assets or property of any other person, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Credit Party is liable to the Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) without duplication, any Credit Party’s liabilities to the Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Lender, pursuant to this Financing Agreement, may make or issue to others for such Credit Party’s account, the Lender’s acceptance of drafts or the Lender’s endorsement of notes or other instruments for such Credit Party’s account and benefit; and (d) any and all indebtedness, obligations and liabilities incurred by, or imposed on, the Lender as a result of environmental claims relating to any Credit Party’s obligations pursuant to this Financing Agreement, waste disposal practices or disposal sites.
     Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.
     Other Collateral shall mean, as to any Credit Party: (a) all of such Credit Party’s present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all of such Credit Party’s cash and other monies and property in the possession or control of CIT or the Lender (including negative balances in the Revolving Loan Account under the CIT Financing Agreement and cash collateral held by the Lender or CIT from time to time); (c) all of such Credit Party’s books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.
     Out-of-Pocket Expenses shall mean all of the Lender’s present and future reasonable out-of-pocket costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) at any time after full and final payment and satisfaction of CIT Obligations (other than contingent obligations not yet due and payable), the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) at any time after full and final payment and satisfaction of CIT Obligations (other than contingent obligations not yet due and payable), all costs and expenses incurred by the Lender in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Lender for “insufficient funds” and the return of deposited checks); (d) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (e) all appraisal fees and expenses payable by the Company hereunder, and all costs, fees and expenses incurred by the Lender in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of the Lender’s personnel; (f) all costs that the Lender may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by the Lender in connection with the collection of Net Cash Proceeds and the monitoring of any repair or restoration of any Real Estate (other than Excluded Real Estate); (g) all reasonable costs, fees, expenses and disbursements of outside counsel hired by the Lender to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation of this Financing Agreement, the other Loan Documents and all post-closing amendments, supplements and restatements thereto or thereof), and to advise the Lender as to matters relating to the transactions contemplated hereby; (h) all costs, fees and expenses incurred by the Lender in connection with any action taken under Section 10.3 hereof; and (i) without duplication, all costs, fees and expenses incurred by the Lender in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the rights of the Lender under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house or outside counsel, as applicable, to the Lender incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to any Credit Party under the United States Bankruptcy Code or any similar statute.
     Parent shall mean Horsehead Holding Corp., a Delaware corporation.
     Patents shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of such Credit Party with respect thereto, and all income, royalties and other Proceeds of the foregoing.
     Permitted Distributions shall mean (a) dividends from a wholly-owned subsidiary of the Company to the Company; (b) a one-time dividend from the Company to Horsehead Intermediary and from Horsehead Intermediary to the Parent on the Closing Date to enable the Parent to pay-off the Harris Credit Facility (as defined in on Schedule 2.1(k) attached hereto); (c) dividends in an amount sufficient to enable the Company to pay the Company’s reasonable share of income or franchise Taxes owed by the Parent, due as a result of the filing by the Parent of a consolidated tax return in which the operations of the Company are included; and (d) dividends to the Parent in order to repurchase capital stock of the Parent from former employees, officers or directors of the Company and its consolidated subsidiaries or former spouses of such employees, officers or directors, provided that in no event shall the amount of such dividends under this clause (d) exceed One Hundred Ten Thousand Dollars ($110,000) in the aggregate during any twelve (12)-month period.
     Permitted Encumbrances shall mean, as to any Credit Party: (a) all liens existing on the Closing Date on specific items of Equipment and Real Estate and described on Schedule 1.1(a) attached hereto; (b) Purchase Money Liens (including, without limitation, Purchase Money Liens securing the Beaver County CED Loan); (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by such Credit Party in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of such Credit Party (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to the Lender or for the Lender’s benefit, by such Credit Party; (f) liens of judgment creditors, provided that such liens do not exceed Five Hundred Fifty Thousand Dollars ($550,000) in the aggregate at any time for all Credit Parties (other than liens bonded or insured to the reasonable satisfaction of the Lender) and adequate reserves or other appropriate provisions with respect to such liens are being maintained by such Credit Party in accordance with GAAP; (g) Permitted Tax Liens; (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, rights-of-way, covenants, consents, reservations, defects or irregularities in title, variations, zoning, and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the applicable Credit Party of its business or property so encumbered and (ii) in the reasonable business judgment of the Lender, do not materially and adversely affect the value of such Real Estate; (i) liens granted by such Credit Party on the Collateral to secure the payment and performance of the CIT Obligations, provided that such liens are subject to the Contrarian Intercreditor Agreement; (j) liens of local or state authorities for franchise or other like Taxes, provided that such liens do not exceed Eleven Thousand Dollars ($11,000) in the aggregate at any time for all Credit Parties; (k) cash used to collateralize at one hundred five percent (105%) the letter of credit issued to Pennsylvania DER in the amount of Twenty-Nine Thousand Eight Hundred Fifty Dollars ($29,850); (l) liens securing obligations under interest rate swap agreements constituting Permitted Indebtedness, provided that such liens are fully subordinated in right of enforcement and in all other respects to the liens of the Lender and subject to an intercreditor agreement in form and substance reasonably satisfactory to the Lender; (m) liens arising from the precautionary UCC financing statements filed under any lease permitted by this Financing Agreement; (n) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where any Credit Party maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; (o) any interest or title of a licensor, sublicensor, lessor or sublessor in the property covered by any license or lease agreement of any Credit Party; (p) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (q) liens which are solely under Article 4 of the UCC on items in collection and documents and proceeds related thereto; (r) to the extent approved by the Agent in writing, liens securing Indebtedness of the type described in clause (f)(iii) of the definition of Permitted Indebtedness, provided that such liens are fully subordinated to the liens of the Lender and subject to a subordination and intercreditor agreement in form and substance satisfactory to the Lender in its sole and absolute discretion; (s) other liens on assets securing Indebtedness not exceeding One Hundred Ten Thousand Dollars

($110,000) in the aggregate at any time for all Credit Parties; and (t) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses, provided that any such extension, renewal or replacement lien shall be limited to all or a part of the property that was the subject of the lien so extended, renewed or replaced (plus any improvements on such property) and provided that any such extension, renewal or replacement lien shall not secure an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses in the case of Permitted Indebtedness) greater than the amount immediately prior to such extension, renewal or replacement lien except to the extent otherwise permitted in clauses (a) through (r) above.
     Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one (1) year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens (including, without limitation, the Beaver County CED Loan); (c) Indebtedness arising under this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Indebtedness owed to any depository bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (f) Subordinated Debt, including, without limitation, (i) intercompany Indebtedness of the Company or Chestnut Ridge to another Credit Party, (ii) Indebtedness consisting of promissory notes issued by the Company to former employees, officers or directors of the Company and its consolidated subsidiaries or former spouses of such employees, officers or directors in order to repurchase stock from such persons and (iii) to the extent approved by the Lender in writing, guaranties in favor of a lender(s) providing financing to the Parent, Sun Capital or its affiliates, provided that (A) the proceeds of such financing are solely used to make investments in the Company and its subsidiaries (either directly or through Horsehead Intermediary), (B) the terms of such financing are satisfactory to the Lender in its sole and absolute discretion, (C) such guaranties are limited to obligations arising under such financing and (D) such guaranties are fully subordinated in right of payment, enforcement and in all other respects to the Obligations and subject to a subordination and intercreditor agreement in form and substance satisfactory to the Lender in its sole and absolute discretion; (g) the CIT Obligations up to an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000), plus any interest capitalized on such Indebtedness; (h) the Bond Obligations up to an aggregate principal amount not to exceed Ten Million Seven Hundred Thousand Dollars ($10,700,000), such amount to be permanently reduced by any principal payments thereon; (i) the Indebtedness under the Contingent Note up to an aggregate principal amount not to exceed One Million Dollars ($1,000,000), such amount to be permanently reduced by any principal payments thereon; (j) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto; (k) reimbursement obligations in connection with the letter of credit issued to Pennsylvania DER in the amount of Twenty-Nine Thousand Eight Hundred Fifty Dollars ($29,850); (l) Indebtedness in respect of guarantees by any Credit Party of Indebtedness otherwise permitted hereunder; (m) Indebtedness in respect of guarantees in respect of obligations of any Credit Party under leases and other contractual obligations incurred in the ordinary course of business; (n) Indebtedness incurred by any Credit Party arising from agreements providing for reasonable and customary indemnification, adjustment of purchase price or similar obligations in connection with asset dispositions permitted under this Financing Agreement; (o) Indebtedness incurred in connection with the financing of insurance premiums; (p) unfunded pension liabilities and obligations with respect to Plans which do not otherwise constitute an Event of Default; (q) Indebtedness with respect to judgments or awards which do not otherwise constitute an Event of Default; (r) Indebtedness under interest rate swap agreements entered into to protect the Company against fluctuations in interests rates in respect of the Obligations or Permitted Indebtedness of the types described in clauses (g) and (h) above; (s) other Indebtedness not to exceed One Hundred Ten Thousand Dollars ($110,000) in the aggregate at any time for all Credit Parties; (t) reimbursement obligations owing to JPMorgan Chase Bank, N.A. in respect of the Existing Letters of Credit; (u) customary indemnification obligations owing to JPMorgan Chase Bank, N.A. and other lenders in connection with the Existing Indebtedness; (v) Indebtedness under the Sun Management Agreement; and (w) any extension, renewal, refinance or replacement (or successive extensions, renewals, refinancings or replacements), in whole or in part, of any Indebtedness referred to in the foregoing clauses (b), (f), (g), (h), (i), (j) or (k) through (o), provided that (A) any such extension, renewal, refinance or replacement shall not provide for (i) Indebtedness in an amount (i.e., outstanding principal plus accrued and unpaid interest and fees and expenses) greater than the amount immediately prior to such extension, renewal, refinance or replacement, (ii) economic terms that are more onerous to such Credit Party than immediately prior to such extension, renewal, refinance or replacement (other than changes to the economic terms which are a result of general market increases) or (iii) non-economic terms that are materially more onerous to such Credit Party than immediately prior to such extension, renewal, refinance or replacement, and (B) the Credit Parties shall cause the holders of any Indebtedness used to refinance or replace, in whole or in part, any Indebtedness referred to in the foregoing clauses (f) or (g) to execute and deliver to the Lender a Subordination Agreement, a subordination and intercreditor agreement or an intercreditor agreement containing terms substantially similar to the terms contained in the existing Subordination Agreement, a subordination and intercreditor agreement or an intercreditor agreement pertaining to the Indebtedness to be refinanced or replaced.
     Permitted Investments shall mean: (a) with respect to any Credit Party, advances and loans to, and any investment in, such Credit Party’s subsidiaries existing as of the Closing Date; (b) Trade Accounts Receivable; (c) existing investments as listed on Schedule 1.1(d) attached hereto; (d) investments consisting of promissory notes acquired as non-cash consideration in connection with sales of Real Estate or Equipment permitted under Section 6.6(b) hereof, provided that with respect to each such sale at least eighty-five percent (85%) of the sales price is paid in cash at the closing of such sale; (e) investments representing loans and advances to employees of any Credit Party (including for travel, entertainment and relocation expenses) in the ordinary course of business not to exceed Fifty-Five Thousand Dollars ($55,000) in aggregate outstanding at any time for all Credit Parties; (f) investments consisting of endorsements for collection or deposit in the ordinary course of business; (g) investments in Depositary Accounts and Excluded Bank Accounts permitted hereunder; (h) investments received in connection with good faith settlement of delinquent accounts and disputes with any customer or supplier arising in the ordinary course of business; and (i) other advances, loans and investments not to exceed One Hundred Ten Thousand Dollars ($110,000) in the aggregate at any time for all Credit Parties.
     Permitted Management Fee Payments shall have the meaning provided for in Section 7.4(i) of this Financing Agreement.

     Permitted Tax Liens shall mean, as to any Credit Party, liens for Taxes not due and payable and liens for Taxes that such Credit Party is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Credit Party in accordance with GAAP; provided that in either case, such liens (a) other than with respect to Real Estate, are not senior in priority to the liens granted by such Credit Party to the Lender and CIT, or (b) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America, excluding in the case of clauses (a) and (b) of this proviso such liens in an amount not to exceed Twenty-Seven Thousand Five Hundred Dollars ($27,500) in the aggregate at any time for all Credit Parties and for which a notice of tax lien has been filed unless the Lender otherwise agrees in writing.
     PIK Interest Tranche shall have the meaning ascribed to it in Section 3.2(a).
     Plan shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) now or hereafter maintained for employees of any Credit Party.
     Post-Closing Letter shall mean that certain Post-Closing Letter, in form and substance reasonably satisfactory to the Lender, executed on or about the Closing Date by the Credit Parties, the Lender and CIT.
     Prepayment Premium shall (y) mean the amount due Lender by the Company upon any voluntary prepayment, in whole or in part, of the Loan, and (z) be computed by multiplying the amount so prepaid by:
          (a) In the event of a Change of Control or a sale of all or substantially all of the Company’s assets:
               (i) zero percent (0%) if such prepayment occurs on or before the expiration of eighteen (18) months from the Closing Date;
               (ii) two percent (2%) if such prepayment occurs after the expiration of eighteen (18) months from the Closing Date and on or before two (2) years from the Closing Date;
               (iii) one percent (1%) if such prepayment occurs after the expiration of two (2) years from the Closing Date and on or before three (3) years from the Closing Date; or
               (iv) one-half percent (0.5%) if such prepayment occurs after the expiration of three (3) years from the Closing Date.
          (b) Other than an described in clause (a):
               (i) two percent (2%) if such prepayment occurs on or before the expiration of one (1) year from the Closing Date;
               (ii) one percent (1%) if such prepayment occurs after the expiration of one (1) year from the Closing Date and on or before two (2) years from the Closing Date; or

               (iii) one-half percent (0.5%) if such prepayment occurs after the expiration of two (2) years from the Closing Date.
     Principal Balance means the sum of: (i) unpaid principal balance of the Loan outstanding from time to time; plus (ii) capitalized interest payable under the PIK Interest Tranche.
     Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Net Cash Proceeds.
     Promissory Note shall mean, collectively, the note in the form of Exhibit B attached hereto, executed and delivered by the Company to Lender to evidence the term loan made by the Lender to the Company pursuant to this Financing Agreement.
     Purchase Money Liens shall mean, as to any Credit Party, liens on any item of Equipment acquired by such Credit Party after the date of this Financing Agreement (including, without limitation, liens on Equipment acquired with the proceeds of the Beaver County CED Loan and securing the Beaver County CED Loan), provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by such Credit Party to the Lender, and (c) the indebtedness incurred by such Credit Party in connection with such acquisitions shall not exceed One Million One Hundred Thousand Dollars ($1,100,000) (in addition to the Beaver County CED Loan in the year in which such loan is incurred) in the aggregate for all Credit Parties in any fiscal year of such Credit Party.
     Real Estate shall mean, as to any Credit Party, all of such Credit Party’s present and future fee and leasehold interests in real property, including, without limitation, (i) the real property portion of the Monaca Power Plant, and (ii) the real property owned by such Credit Party as of the Closing Date and described on Schedule 1.1(b) attached hereto.
     Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including the Lender of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.
     Required Insurance shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.
     Responsible Officer shall mean any of the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of the Company or other officer as designated by the Company to the Lender from time to time and reasonably satisfactory to the Lender.
     Rollover Notice shall have the meaning provided for in Section 3.2(d) of this Financing Agreement.

     Stock Pledge Agreements shall mean, collectively, (a) those certain Stock Pledge Agreements, in form and substance reasonably satisfactory to the Lender, executed on or about the Closing Date by the stockholders of the Credit Parties (other than the stockholders of Horsehead Intermediary) in favor of the Lender, and (b) each pledge agreement, in form and substance reasonably satisfactory to the Lender, under which a lien on capital stock or other equity interests or investment property owned by any Credit Party is hereafter granted to the Lender, in each case as such Stock Pledge Agreement may be renewed, amended, restated or supplemented from time to time.
     Subordinated Debt shall mean all Indebtedness, claims, debt, liabilities, fees and expenses and other obligations (including all interest and other amounts accruing after commencement of any Bankruptcy Case, and any interest and other amounts accruing after commencement of any Bankruptcy Case, and any interest and other amounts that, but for the provisions of the Bankruptcy Code would have accrued and become due or otherwise would have been allowed) of any Credit Party (and, to the extent applicable, the note(s) evidencing such indebtedness) that is subordinated in right of payment to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement. Without limiting the generality of the foregoing, the Subordinated Debt shall include all Intercompany Debt.
     Subordination Agreements shall mean (a) an agreement, in form and substance satisfactory to the Lender, among a Credit Party obligated on Subordinated Debt, a subordinating creditor to which such Subordinated Debt is owed, and the Lender, pursuant to which such Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations (it being agreed that Section 15.6 of this Financing Agreement shall serve as the Subordination Agreement for the Intercompany Debt), and (b) any note, indenture, note purchase agreement or similar instrument or agreement, in form and substance satisfactory to the Lender, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement; in each case as the same may from time to time be renewed, amended, restated or supplemented in accordance with the terms of this Financing Agreement.
     Sun Capital shall mean Sun Capital Partners, Inc., a Delaware corporation.
     Sun Management Agreement shall mean that certain Management Services Agreement, dated as of December 23, 2003, between the Company and Sun Capital Partners Management III, LLC, a Delaware limited liability company and affiliate of Sun Capital, as the same may from time to time be renewed, amended, restated or supplemented in accordance with the terms of this Financing Agreement.
     Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by any Credit Party with respect to its business, operations, Collateral or otherwise.
     Title Insurance Company shall have the meaning provided for in Section 2.1(r) of this Financing Agreement.

     Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business.
     Trademarks shall mean, as to any Credit Party, all of such Credit Party’s present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
     UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.
     Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.
     1.2 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards and terms in this Financing Agreement, then the Company and the Lender agree to enter into negotiations in order to amend such provisions of this Financing Agreement so as to fairly reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition and results of operations shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such amendment shall have been executed and delivered by the Lender and the Company (a) all financial covenants, standards and terms in this Financing Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred, and (b) the Company shall provide to the Lender, on or before the due date of the financial statements required under Section 7.2(h) hereof (and in addition to the financial statements required under Section 7.2(h) hereof), financial statements prepared as if such Accounting Change had not occurred, together with an officer’s certificate substantially in the form set forth on Exhibit C attached hereto (a “Compliance Certificate”), signed by a Responsible Officer, and such supporting financial statement reconciliations, financial covenant calculations and other financial information as the Lender may reasonably request. “Accounting Change” refers to a change in accounting principles required by the promulgations of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Pubic Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).
     1.3 Certificates. All certificates and other documents or statements of any sort provided, executed, or attested to by, any officer, director, or employee of any Credit Party, are and will be provided, executed, or attested to on behalf of such Credit Party, and not in such officer’s, director’s, or employee’s individual capacity.
SECTION 2 Conditions Precedent

     2.1 Conditions Precedent to Initial Funding. Except as set forth in the Post-Closing Letter, the obligation of the Lender to make the Loan is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:
          (a) Lien Searches. The Lender shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by the Lender.
          (b) Insurance. The Credit Parties shall have delivered to the Lender copies of insurance policies evidencing to the reasonable satisfaction of the Lender that all Required Insurance is in full force and effect, and confirmation satisfactory to the Lender that the Lender has been named as a mortgagee, lender’s loss payee or additional insured, as applicable, with respect to the Required Insurance.
          (c) UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of the Lender a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law and subject to Permitted Encumbrances), shall have been properly filed in each office in each jurisdiction required. The Lender shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Lender shall have received other evidence reasonably satisfactory to the Lender that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.
          (d) Resolutions. The Lender shall have received a copy of the resolutions of the Board of Directors of each Credit Party authorizing the execution, delivery and performance of the Loan Documents to be executed by such Credit Party, certified by the Secretary or Assistant Secretary of such Credit Party as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of such Credit Party.
          (e) Organizational Documents. The Lender shall have received a copy of the Certificate or Articles of Incorporation of each Credit Party, certified by the applicable authority in such Credit Party’s state of incorporation, and copies of the by-laws (as amended through the date hereof) of such Credit Party, certified by the Secretary or an Assistant Secretary thereof.
          (f) Officer’s Certificate. The Lender shall have received an executed Officer’s Certificate for each Credit Party, reasonably satisfactory in form and substance to the Lender, certifying that as of the Closing Date (i) such Credit Party is solvent both before and after giving effect to the transactions contemplated by this Financing Agreement and the CIT Transaction Documents, (ii) the representations and warranties contained herein are true and correct in all material respects or are true and correct in all respects if such representations and warranties are already qualified by materiality or by reference to Material Adverse Effect, (iii) such Credit Party is in compliance with all of the terms and provisions set forth herein and (iv) no Default or Event of Default has occurred.
          (g) Appraisals. The Lender shall have received and be satisfied with an appraisal of the Company’s Inventory conducted by an appraiser selected by the Lender or CIT. In addition,

the Lender shall have received an appraisal on the Monaca Power Plant, which appraisal shall be by an appraiser acceptable to the Lender and shall indicate a fair market value as a going concern of not less than Twenty Million Dollars ($20,000,000).
          (h) Disbursement Authorizations. The Company shall have delivered to the Lender all information necessary for the Lender to issue wire transfer instructions on behalf of the Company for the Loan to be made under this Financing Agreement, including disbursement authorizations in form reasonably acceptable to the Lender.
          (i) Examination & Verification; Net Availability; Projections. The Lender shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable, Inventory and the books and records of the Company, and such examination shall indicate that (i) after giving effect to all loans, advances and extensions of credit to be made at closing, the Company shall have opening Net Availability (as defined in the CIT Financing Agreement) of not less than Eight Million Dollars ($8,000,000), and (ii) no material adverse change has occurred in the business, financial condition, operations or properties of the Company, individually, or the Company and its consolidated subsidiaries, taken as a whole, since December 31, 2004. In addition, the Company shall have delivered to the Lender and the Lender shall be satisfied with, balance sheet, income statement, cash flows and Net Availability projections for the Company and its consolidated subsidiaries on a consolidated basis, for not less than twelve (12) months following the Closing Date. Moreover, the Lender shall have received a current accounts payable aging and book overdraft summary for each of the Credit Parties, and shall be satisfied (y) with the level of such accounts payable and book overdrafts and (z) that all or substantially all of such accounts payable and book overdrafts are not in excess of their historical levels.
          (j) Depository Accounts; Payment Direction. (i) Each Credit Party or CIT, as agent for lenders under the CIT Financing Agreement and Lender, shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) CIT, as agent for lenders under the CIT Financing Agreement and Lender, such Credit Party and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account to the extent required by this Financing Agreement.
          (k) Existing Indebtedness. (i) All Indebtedness of the Company under the instruments and agreements listed on Schedule 2.1(k) hereto (collectively, the “Existing Indebtedness”) shall have been paid or satisfied in full utilizing the proceeds of the initial Revolving Loans (as defined in the CIT Financing Agreement) from CIT or the Loan from the Lender, and all such instruments and agreements and the JPMorgan Chase L/C Assumption Agreement shall have been terminated to the satisfaction of the Lender, and (iii) all liens and security interests securing any of the foregoing shall have been terminated and/or released.
          (l) Opinions. Counsel for the Credit Parties shall have delivered to the Lender opinion(s) reasonably satisfactory to the Lender.
          (m) Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Credit Party or any of its assets, which, in the opinion of the Lender, is reasonably likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect.
          (n) Additional Documents. Each Credit Party shall have executed and delivered to the Lender all Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.
          (o) Promissory Note. The Company shall have executed and delivered to Lender a Promissory Note in the form attached hereto as Exhibit B.
          (p) Stock Pledge Agreements. The stockholders of the Credit Parties (other than the stockholders of Horsehead Intermediary) each shall have executed and delivered (i) to the Lender a Stock Pledge Agreement covering all capital stock in each Credit Party (other than Horsehead Intermediary), and (ii) to CIT, as agent for lenders under the CIT Financing Agreement and Lender, all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto.
          (q) Mortgages. Each Credit Party shall have executed and delivered to CIT, as agent for lenders under the CIT Financing Agreement and Lender (or to an agent of CIT or an agent of the Title Insurance Company) Mortgages covering the Real Estate owned by each Credit Party as of the Closing Date and listed in Schedule 1.1(b) attached hereto.
          (r) Title Insurance Policies. The Lender shall have received, in respect of each mortgage and deed of trust described in Section 2.1(q) above, a mortgagee’s marked-up unconditional commitment for title insurance from a title insurance company reasonably satisfactory to the Lender (the “Title Insurance Company”). Each such commitment shall obligate the Title Insurance Company to issue to the Lender, a title insurance policy: (i) in an amount not less than the appraised fair market value of the Real Estate covered thereby; (ii) that insures that the mortgage or deed of trust insured thereby creates a valid first priority lien on the Real Estate covered thereby, free and clear of all defects and encumbrances except for Permitted Encumbrances; (iii) that names the Lender, as the insured thereunder; and (iv) that contains such endorsements and effective coverage as the Lender may reasonably require, including, without limitation, a revolving line of credit endorsement. The Lender also shall have received evidence that all premiums in respect of the policies to be issued have or will be paid on the Closing Date and that all charges for mortgage taxes and recording fees, if any, shall be paid upon the recording of each mortgage or deed of trust.
          (s) Surveys. The Lender and the Title Insurance Company shall have received surveys of the Real Estate and all improvements thereon, each of which shall be in form and substance reasonably satisfactory to the Lender, prepared by an independent licensed land surveyor reasonably satisfactory to the Lender and certified to the Lender and the Title Insurance Company.
          (t) Environmental Reports. The Lender shall have received Environmental Reports (and reliance letters addressed to the Lender in the case of Environmental Reports addressed to others) on all Real Estate and Company operations conducted thereon. The reports (and the reliance letters, as the case may be) must be satisfactory to the Lender and must not disclose or indicate any liability (real or potential) arising out of any Credit Party’s Real Estate or the Company’s operations, its environmental management practices or offsite disposal sites used by it, other than liabilities satisfactory to the Lender. In addition, the Lender shall be satisfied with each Credit Party’s environmental management practices.
          (u) CIT Transaction Documents; Etc. The Lender shall have (i) received and reviewed to its reasonable satisfaction the CIT Transaction Documents, and (ii) received the Contrarian Intercreditor Agreement and a side letter, each in form and substance reasonably satisfactory to the Lender, executed by CIT and each Credit Party in the case of the Contrarian Intercreditor Agreement and executed by CIT in the case of the side letter.
          (v) Sun Management Agreement. The Lender shall have received and reviewed to its satisfaction the Sun Management Agreement.
     Upon the execution of this Financing Agreement and the initial disbursement of the Loan hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Credit Parties and the Lender shall otherwise agree in a separate writing.
SECTION 3 Loan and Terms of Payment
     3.1 Loan.
          (a) Subject to the terms and conditions hereof, the Lender agrees to make a term loan (the “Loan”) on the Closing Date to the Company in the original aggregate principal amount of $27,000,000 which shall be repayable in accordance with the terms of the Promissory Note and shall be secured by all of the Collateral.
          (b) The Company shall not be entitled to reborrow any portion of the Loan which is repaid or prepaid.
     3.2 Interest.
          (a) The Principal Balance on the Loan shall bear interest from the Closing Date until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fluctuating rate per annum consisting of the sum of (i) a tranche of interest calculated at LIBOR plus the Applicable Margin (the “Current Cash Interest Tranche”) plus (ii) a tranche of interest calculated at one percent (1.00%) per annum payable on an accreted basis as set forth in Section 3.3(a) hereof (the “PIK Interest Tranche”).
          (b) The Company shall give Lender notice on the Closing Date of the Interest Period; provided, however, that the Company shall not be permitted to request more than three (3) Interest Periods at any one time, in the aggregate, with respect to the Loan.
          (c) The Company may, prior to the Closing Date and prior to the delivery of any Rollover Notice (as defined below), request that Lender provide it with the most recent LIBOR available to Lender with respect to a relevant Interest Period. Lender shall, unless such rates are unavailable, provide such quoted rates to the Company within one (1) Business Day after such request, provided, however, that Lender’s failure to timely provide such rates shall not relieve the Company of its obligations hereunder.
          (d) No later than 2:00 p.m. (New York City time) at least three (3) Business Days prior to the termination of each Interest Period, the Company shall provide Lender written notice in substantially the form of Exhibit D hereto (the “Rollover Notice”) whether it desires to renew such Interest Period and shall designate the Interest Period which shall be applicable to such Rollover upon the expiration of such Interest Period. Each Rollover Notice shall be irrevocable and effective upon notification thereof to Lender. If the Company fails to timely give Lender the Rollover Notice with respect to any Interest Period, the Company shall be deemed to have elected to continue such Interest Period; provided, however, that during an Event of Default, Interest Periods on the Loan shall be converted to one (1) month on the last day of the Interest Period then in effect.
          (e) Each Loan subject to an Interest Period shall be in an aggregate amount not less than the lesser of (x) $1,000,000 and (y) the aggregate principal amount of such Loan.
          (f) Lender, upon determining LIBOR for any Interest Period relating to the Loan, shall notify the Company thereof not later than one (1) Business Day prior to the expiration of an Interest Period. Such determination shall, absent demonstrable error, be final, conclusive and binding upon all parties thereto.
          (g) Interest in respect of the LIBOR Loans shall be calculated on the basis of the Interest Period and shall be payable monthly on the last day of each calendar month occurring during each such Interest Period.
     3.3 Principal and Interest Payments.
          (a) Except as otherwise provided in Section 3.5(b), the Company agrees, with respect to interest on the Principal Balance, as follows:
               (i) The Company shall pay interest calculated under the Current Cash Interest Tranche in cash monthly in arrears on the last day of each calendar month; and
               (ii) Interest calculated under the PIK Interest Tranche shall accrue monthly and be added to the Principal Balance of the Loan on the last day of each calendar month. The Principal Balance, including all amounts added thereto pursuant to this clause (ii), will be payable according to Section 3.5(b).
          (b) The Principal Balance shall be due and payable on October 31, 2010 (the “Maturity Date”).
          (c) In the event that a payment comes due on any date that is not a Business Day, such payment shall be made on the next available Business Day to occur after such payment date.
     3.4 Default Rate. Upon and after the occurrence and during the continuance of an Event of Default, the Current Cash Interest Tranche shall be LIBOR plus eleven percent (11%) per annum and the PIK Interest Tranche shall be one percent (1%) per annum (the “Default Rate of Interest”), such Current Cash Interest Tranche then calculated at the Default Rate of Interest to be payable upon demand.
     3.5 Optional and Mandatory Prepayments/Redemption.
          (a) Optional Prepayments/Redemption.
               (i) The Company, may, at its option, prepay all or a portion of the Principal Balance and thereby redeem the Promissory Note and terminate this Financing Agreement or that portion of the Promissory Note evidencing the Principal Balance portion being prepaid, together with the accrued interest thereon, as set forth in this Section 3.5(a). Not less than ten (10) days prior to the date upon which the Company desires to make any voluntary prepayment of the Principal Balance, the Company shall deliver to Lender notice of its intention to prepay, which notice shall be irrevocable and shall state the prepayment date and the amount of the Principal Balance to be prepaid. The amount of any voluntary partial prepayment of the Principal Balance shall (i) not be less than $500,000 and (ii) be in integral increments of $100,000. A voluntary prepayment of the Principal Balance shall not be made more frequently than once a calendar quarter.
               (ii) In the event that the Company prepays all or any portion of the Loan pursuant to this Section 3.5(a), the Company shall pay to Lender as liquidated damages and compensation for the costs to make funds available hereunder, an amount equal to the Prepayment Premium. The Company agrees that the Prepayment Premium is a reasonable calculation of Lender’s lost profits from an early termination of the Principal Balance.
          (b) Mandatory Prepayment.
               (i) In the event that any Change of Control occurs, no later than the fifteenth (15th) day following the date of such Change of Control, the Company shall pay the Principal Balance (including any principal on account of the PIK Interest Tranche) plus accrued and unpaid interest thereon plus the Prepayment Premium on such Principal Balance.
               (ii) If at the end of any accrual period (as defined in Code §1272(a)(5)) ending after the fifth anniversary of the issuance of the Promissory Note, the aggregate amount of accrued and unpaid original issue discount (as defined in Code Section 1273(a)(1)) on the Promissory Note would but for this paragraph, exceed an amount equal to the product of the Promissory Note’s issue price (as defined in Code Sections 1273(b) and 1274(a)) multiplied by the yield to maturity (as defined in Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Promissory Note (the “Maximum Accrual”), all accrued and unpaid interest and original issue discount on the Promissory Note as of the end of such accrual period in excess of an amount equal to the Maximum Accrual shall be paid by the Company to Lender.
     3.6 [Reserved]
     3.7 Handling of Proceeds of Collateral; Cash Dominion.

          (a) Collection of Accounts and Other Proceeds. The Company, at its expense, will enforce and collect payments and other amounts owing on all of its Accounts in the ordinary course of the Company’s business subject to the terms hereof. The Company agrees to direct all of its account debtors to send payments on all of its Accounts directly to a lockbox associated with a Depository Account, and to include on all of the Company’s invoices the address of such a lockbox as the sole address for remittance of payment. Notwithstanding the foregoing, should the Company or any other Credit Party ever receive any payment on an Account or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Credit Party agrees to hold such proceeds in trust for Lender and CIT (subject to the terms of the Contrarian Intercreditor Agreement), separate from such Credit Party’s other property and funds, and to deposit such proceeds directly into a Depository Account within one (1) Business Day after receipt.
          (b) Other Deposit Accounts. Each Credit Party agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited or into which proceeds of Revolving Loans under the CIT Financing Agreement are to be deposited unless concurrently with the opening of such lockbox and/or bank account, CIT, acting as agent for lenders under the CIT Financing Agreement and Lender, such Credit Party and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account; provided, however, that (i) prior to the Lender’s request therefor, the Credit Parties shall not be required to obtain Depository Account Control Agreements with respect to those bank accounts listed on Schedule 3.2(c)-2 which are specifically designated as not being required to be subject to Depository Account Control Agreements as of the Closing Date or with respect to such bank accounts acquired after the Closing Date which are specifically approved by the Lender in writing as not being required to be subject to Depository Account Control Agreements until such time as the Lender may request, and (ii) so long as no Default or Event of Default exists the Credit Parties shall not be required to obtain Depository Account Control Agreements with respect to the bank accounts (including payroll accounts) listed on Schedule 3.6(b)-1 attached hereto (the bank accounts described in this clause (ii) collectively, the “Excluded Bank Accounts”); provided further, however, that no Credit Party shall permit the balance of any Excluded Bank Account to exceed One Hundred Ten Thousand Dollars ($110,000) or the aggregate balance of all Excluded Bank Accounts to exceed Five Hundred Fifty Thousand Dollars ($550,000). Upon compliance with the terms set forth above, such lockbox and/or bank account (other than the bank accounts described in clause (i) above and the Excluded Bank Accounts) shall constitute a Depository Account for purposes of this Financing Agreement. Each Credit Party represents and warrants to the Lender that Schedule 3.6(b)-2 attached hereto lists all bank accounts of such Credit Party (other than the Excluded Bank Accounts) as of the date hereof. Without limiting the requirements of the first sentence of this Section, if a Credit Party at any time acquires any bank account not listed on Schedule 3.2(c)-2 attached hereto, such Credit Party shall promptly deliver to the Lender a supplemental schedule which shall include details pertaining to such bank account.
     3.8 Application of Proceeds of Collateral.
          (a) Generally. Unless this Financing Agreement or the Contrarian Intercreditor Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, the Lender agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Loan Account, and (ii) any other payment received by the Lender with respect to the Obligations, in such order and manner as the Lender shall elect in the exercise of its reasonable business judgment.
          (b) Application of Proceeds During an Event of Default. If an Event of Default shall have occurred and remain outstanding, the Lender agrees to apply all Proceeds of Collateral and all other payments received by the Lender to the payment of the Obligations in the manner and order set forth in Section 10.4 hereof.
SECTION 4 [RESERVED]
SECTION 5 [RESERVED]
SECTION 6 Collateral
     6.1 Grant of Security Interest.
          (a) As security for the timely payment in full and performance of all Obligations, each Credit Party (including Guarantors) hereby pledges and grants to the Lender a continuing general lien upon, and security interest in, all of such Credit Party’s right, title and interest in and to the Collateral. Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, the security interest granted under this Financing Agreement shall not extend to Excluded Property.
          (b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:
               (i) all Collateral which is presently in existence and which is owned by any Credit Party or in which such Credit Party has any interest, whether held by such Credit Party or by others for such Credit Party’s account, and, if any Collateral is Equipment, whether such Credit Party’s interest in such Equipment is as owner, lessee or conditional vendee;
               (ii) all Equipment in which any Credit Party has an interest, whether as owner, lessee or conditional vendee, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and
               (iii) all Inventory owned by any Credit Party or in which such Credit Party has an interest and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Lender or such Credit Party from such Credit Party’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by such Credit Party, or to the sale, promotion or shipment thereof.
     6.2 Limited License. Regardless of whether the Lender’s security interests in any of the General Intangibles has attached or is perfected, subject to the next sentence, each Credit Party hereby irrevocably grants to the Lender a royalty-free, non-exclusive license to use such Credit Party’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights (other than licensed intellectual property rights that are the subject of license agreements containing anti-assignment provisions for which no access and use agreement described in clause (e) of the definition of Eligible Inventory (as defined in the CIT Financing Agreement) has been obtained, it being represented, warranted and covenanted by the Company that no such license agreement applies or will apply to any Inventory which the Company purports to include as “Eligible Inventory” in any borrowing base certificate submitted to the CIT), in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by the Lender in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by the Lender in accordance with the provisions of this Financing Agreement. Notwithstanding anything herein to the contrary, the license set forth in this Section 6.2 may be exercised by the Lender only so long as an Event of Default shall have occurred and remains outstanding.
     6.3 Representations, Covenants and Agreements Regarding Collateral Generally.
          (a) Representations and Warranties. Each Credit Party hereby represents and warrants to the Lender that (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority security interest in all personal property of such Credit Party as to which perfection may be achieved by filing, other than Permitted Encumbrances (ii) the Lender’s security interests in the Collateral constitute, and will at all times constitute, first priority liens on the Collateral, other than Permitted Encumbrances, and (iii) such Credit Party is, or will be at the time additional Collateral is acquired by such Credit Party, the absolute owner of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.
          (b) Covenants. Each Credit Party, at its expense, agrees to forever warrant and defend the Collateral (excluding de minimis Collateral) from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.
     6.4 Representations Regarding Accounts and Inventory. The Company represents and warrants to the Lender that:
          (a) each Trade Account Receivable (and each trade account receivable of the Company’s subsidiaries) is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company (or its subsidiaries) in the ordinary course of its business, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Company has notified the Lender when required pursuant to Section 7.2(g) hereof;
          (b) the Inventory being sold and the Trade Accounts Receivable (or trade accounts receivable of the Company’s subsidiaries) created by such sales are the exclusive property of the Company (or such subsidiaries) and are not subject to any lien, consignment arrangement (i.e., pursuant to which the Company is a consignee), encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;
          (c) the invoices evidencing such Trade Accounts Receivable (or trade accounts receivable of the Company’s subsidiaries) are in the name of the Company (or such subsidiaries);
          (d) the customers of the Company (or the Company’s subsidiaries) have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Company has notified the Lender when required pursuant to Section 7.2(g) hereof; and
          (e) the Company’s Inventory (and the Inventory of the Company’s subsidiaries) other than Excluded Inventory is marketable in the ordinary course of the Company’s (or such subsidiaries’) business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.
     6.5 Covenants and Agreements Regarding Accounts and Inventory.
          (a) Each Credit Party confirms to the Lender that all Taxes and fees relating to such Credit Party’s business, such Credit Party’s sales, and the Accounts or Inventory relating thereto, are such Credit Party’s sole responsibility, and that same will be paid by such Credit Party when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts, other than a Permitted Tax Lien.
          (b) Each Credit Party agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise), it being agreed that the Company may acquire raw materials inventory on a “sale on approval” or bailment basis so long as such raw materials inventory is clearly segregated from the Inventory of the Company until such time as title to such raw materials inventory is solely vested in the Company.
          (c) Each Credit Party agrees to maintain such books and records regarding Accounts and Inventory in accordance with past practices and agrees that the books and records of such Credit Party will reflect the Lender’s interest in the Accounts and Inventory. In support of the continuing assignment and security interest of the Lender in the Accounts and Inventory, such Credit Party also agrees to deliver to the Lender all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. Such Credit Party’s failure to maintain its books in the manner provided herein or to deliver to the Lender any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to the Lender in its Accounts and Inventory.
          (d) Each Credit Party agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to the Lender (i) in the case of the Company, a summary of such credit memoranda with its next aging report under Section 7.2(g)(i)(2) hereof, and

(ii) copies of such credit memoranda as and when requested by the Lender pursuant to Section 7.2(g) hereof.
          (e) Each Credit Party agrees to safeguard, protect and hold all Inventory for the account of the Lender and to make no sale or other disposition thereof except (i) sales in the ordinary course of such Credit Party’s business, on open account and on commercially reasonable terms consistent with such Credit Party’s past practices, (ii) dispositions of Excluded Inventory, and (iii) inchoate Permitted Tax Liens. Notwithstanding the ordinary course of such Credit Party’s business and such Credit Party’s past practices, such Credit Party agrees not to sell inventory on a “sale on approval”, bailment or consignment basis, nor retain any lien on or security interest in any Inventory sold by such Credit Party, other than to the Approved Bailees. As to any sale or other disposition of Inventory, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Such Credit Party agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 of the CIT Financing Agreement.
          (f) Each Credit Party agrees to make no sale or other disposition of Accounts except for sales of Accounts owing by customers of the type described in clause (b)(vii) of the definition of Eligible Accounts Receivable under the CIT Financing Agreement, provided that the face amount of such Accounts does not exceed Fifty-Five Thousand Dollars ($55,000) in the aggregate during any calendar year unless otherwise agreed by the Lender in writing.
     6.6 Covenants and Agreements Regarding Real Estate and Equipment.
          (a) Maintenance of Equipment. Each Credit Party agrees to (a) maintain its Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that the Lender’s security interest may attach to the Equipment), reasonable wear and tear excepted, (b) make any and all repairs and replacements when and where necessary in the reasonable business judgment of such Credit Party, and (c) safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Lender’s security interest. Such Equipment will only be used by such Credit Party in the operation of its business and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.
          (b) Sales of Real Estate and Equipment. Each Credit Party may sell the Excluded Real Estate, surplus Real Estate or obsolete or surplus Equipment from time to time, provided that in each such instance: (i) no Event of Default shall have occurred and remain outstanding at the time of such sale; (ii) the aggregate fair market value of all surplus Real Estate and Equipment owned by all of the Credit Parties subject to sale does not exceed Two Hundred Seventy-Five Thousand Dollars ($275,000) in the aggregate during any calendar year (it being acknowledged, for avoidance of doubt, that sales of Excluded Real Estate shall not reduce or be credited against such amount and that such amount shall not apply to obsolete Equipment which may be sold without regard to such amount so long as the other requirements of this Section are met); and (iii) all Net Cash Proceeds of such sales are either (x) promptly delivered by such Credit Party to CIT, as agent for lenders under the CIT Financing Agreement and Lender, by deposit to the Depository Account, for application to the Obligations in such manner and in such order as the Lender may elect in the exercise of its reasonable business judgment and subject to the Contrarian Intercreditor Agreement, or (y) in the case of Net Cash Proceeds of sales of Equipment only, within sixty (60) days of such sale, used to purchase replacement Equipment that such Credit Party determines in its reasonable business judgment to have a value at least equal to the Equipment sold. Except as set forth above, each Credit Party agrees not to sell, transfer, lease or otherwise dispose of any item of Real Estate or Equipment without the Lender’s prior written consent. Upon the sale, transfer, lease or other disposition of Real Estate (other than the Excluded Real Estate) or Equipment, the Lender’s liens and security interests in the Real Estate or Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds (it being agreed that the Lender’s liens and security interests shall attach to all Proceeds of the Excluded Real Estate). In connection with the sale of Real Estate or Equipment permitted under this Section 6.6(b), upon the request of a Credit Party, the Lender shall promptly deliver to such Credit Party, at the expense of such Credit Party, a lien release with respect to such Real Estate or Equipment (but not the Proceeds thereof) in form and substance reasonably satisfactory to the Lender (it being agreed that the Lender shall be entitled, in its discretion, to condition the effectiveness of such lien release upon CIT’s direct receipt of the Net Cash Proceeds of the sale). Net Cash Proceeds shall not be commingled with such Credit Party’s other property, but shall be segregated, held by such Credit Party in trust for CIT and Lender as CIT’s and Lender’s property (subject to the terms of the Contrarian Intercreditor Agreement), unless and until such Net Cash Proceeds are utilized in accordance with clause (y) above, to the extent applicable. As to any such sale, transfer, lease or other disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation, as applicable.
     6.7 General Intangibles. Each Credit Party represents and warrants to the Lender that as of the date hereof, such Credit Party owns or has the right to use all General Intangibles necessary to conduct such Credit Party’s business as presently conducted. Such Credit Party agrees to maintain such Credit Party’s rights in, and the value of, all such General Intangibles so long as such General Intangibles are necessary or desirable to its business, and to pay when due all payments required to maintain in effect any licensed rights. Such Credit Party shall provide the Lender with adequate notice of the acquisition of rights with respect to any additional registered Patents, Trademarks and Copyrights so that the Lender may, and to the extent permitted under the documentation granting such rights or applicable law, perfect the Lender’s security interest in such rights in a timely manner.
     6.8 Commercial Tort Claims. Each Credit Party represents and warrants to the Lender that as of the date hereof, to the best of its knowledge after due inquiry, such Credit Party holds no interest in any commercial tort claim. If such Credit Party at any time holds or acquires a commercial tort claim, such Credit Party agrees to promptly notify the Lender in writing of the details thereof, and in such writing such Credit Party shall grant to the Lender a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.
     6.9 Letter of Credit Rights. Each Credit Party represents and warrants to the Lender that as of the date hereof, such Credit Party is not the beneficiary of any letter of credit in excess of One Hundred Thousand Dollars ($100,000). If such Credit Party becomes a beneficiary under any letter of credit, such Credit Party agrees to promptly notify the Lender, and upon request by the Lender, such Credit Party agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Lender and CIT (subject to the Contrarian

Intercreditor Agreement) pursuant to an agreement in form and substance satisfactory to the Lender, or (b) cause the issuer of such letter of credit to name the Lender as the transferee beneficiary of such letter of credit.
     6.10 Real Estate. Upon the request of the Lender, each Credit Party agrees to execute and deliver to the Lender from time to time, a mortgage or deed of trust (as appropriate) in form and substance reasonably satisfactory to the Lender on any fee interest Real Estate (other than Excluded Real Estate) with a fair market value in excess of Two Hundred Fifty Thousand Dollars ($250,000) acquired by such Credit Party after the date hereof as the Lender shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances.
     6.11 Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of each Credit Party regarding the Collateral covered by such Loan Documents.
     6.12 Credit Balances; Additional Collateral.
          (a) The rights and security interests granted to the Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations (other than contingent indemnification obligations not yet due and payable). Any reserves or balances to the credit of the Company, and any other property or assets of any Credit Party in the possession of the Lender, may be held by the Lender as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to the Lender, herein and any other lien or security interest which the Lender may have in any other assets of any Credit Party secure payment and performance of all present and future Obligations.
          (b) Notwithstanding the Lender’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies the Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Lender’s rights under this Financing Agreement.
SECTION 7 Representations, Warranties and Covenants
     7.1 Representations and Warranties. Each Credit Party represents and warrants to the Lender that:
          (a) Financial Condition. (i) The amount of such Credit Party’s assets, at fair valuation, exceeds the book value of such Credit Party’s liabilities, (ii) such Credit Party is generally able to pay its debts as they become due and payable, and (iii) such Credit Party does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements (excluding for the avoidance of doubt, financial projections) of the Company and its consolidated subsidiaries furnished to the Lender present fairly, in all material respects, the financial condition of the Company and its consolidated subsidiaries as of the date of such financial statements. No material adverse change has occurred in the business, financial condition, operations or properties of the Company, individually, or the Company and its consolidated subsidiaries, taken as a whole, since December 31, 2004. All financial projections furnished to the Lender are or will be made in good faith and based on the Company’s reasonable judgment as to the anticipated financial condition and results of operations of the Company and its consolidated subsidiaries, it being acknowledged that any such financial projections shall not constitute a representation or warranty that such future financial condition or results of operations will in fact be achieved.
          (b) Organization Matters; Collateral Locations. Schedule 7.1(b) attached hereto correctly and completely sets forth (w) such Credit Party’s exact name, as currently reflected by the records of such Credit Party’s state of incorporation or formation, (x) such Credit Party’s state of incorporation or formation, (y) such Credit Party’s federal employer identification number and state organization identification number (if any), and (z) the address of such Credit Party’s chief executive office and all locations of Collateral.
          (c) Power and Authority; Conflicts; Enforceability.
               (i) Such Credit Party has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which it is a party, and to perform all of such Credit Party’s obligations thereunder.
               (ii) The execution and delivery by such Credit Party of this Financing Agreement and the other Loan Documents to which it is a party, and the performance of such Credit Party’s obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director or shareholder of such Credit Party that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of such Credit Party (such as the certificate or articles of incorporation or by-laws), (y) violate, or cause such Credit Party to be in default under, any law, rule, regulation, order, judgment or award applicable to such Credit Party or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement or other material agreement (including, without limitation, the Sun Management Agreement) to which such Credit Party is a signatory or by which such Credit Party or any of such Credit Party’s assets are bound or affected.
               (iii) This Financing Agreement and the other Loan Documents to which such Credit Party is a party, constitute legal, valid and binding obligations of such Credit Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.
          (d) Schedules. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

          (e) Compliance with Laws.
               (i) Such Credit Party and such Credit Party’s Real Estate and all operations conducted thereon are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, including, without limitation, all Environmental Laws and Energy Laws, except to the extent the failure to so comply would not have a Material Adverse Effect. Such Credit Party has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, including, without limitation, all permits, approvals, authorizations and licenses required under any Environmental Laws and Energy Law, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.
               (ii) Such Credit Party is in compliance with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and there have been no outstanding citations, notices or orders of non-compliance issued to such Credit Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, except any such citations, notices or orders of non-compliance which would not have a Material Adverse Effect.
          (f) Environmental Matters.
               (i) Except as not reasonably expected to have a Material Adverse Effect, (a) none of the operations of such Credit Party are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental removal, response or remedial action on Real Estate or any of such Credit Party’s leased real property and no such investigations are, to the best of such Credit Party’s knowledge, threatened against such Credit Party and (b) no enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other written communication from a federal, state or local authority has been filed against or delivered to such Credit Party regarding or involving any threat of release or release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Credit Party or, to such Credit Party’s knowledge, at any off-site location.
               (ii) Except as not reasonably expected to have a Material Adverse Effect, such Credit Party has no known contingent liability with respect to any release or threat of release of any environmental pollution or hazardous material or other violation of Environmental Laws on any real property now or previously owned or operated by such Credit Party or to such Credit Party’s knowledge, at any off-site location.
               (iii) Such Credit Party is and has been in compliance with all Environmental Laws applicable to the operation of such Credit Party’s business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

          (g) Pending Litigation. There exist no actions, suits or proceedings of any kind by or against such Credit Party pending in any court or before any arbitrator or governmental body (i) as of the Closing Date, which would reasonably be expected to result in liability against such Credit Party not covered by insurance in an amount in excess of One Hundred Ten Thousand Dollars ($110,000) in the aggregate for all Credit Parties, except as described on Schedule 7.1(g), or (ii) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (h) Labor Relations. Except as described on Schedule 7.1(h), such Credit Party is not a party to any collective bargaining agreement (and Schedule 7.1(h) also sets forth the written termination date of each collective bargaining agreement listed thereon). There are no material grievances, disputes or controversies with any union or any other organization of such Credit Party’s employees, or, to the best of such Credit Party’s knowledge after due inquiry, threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.
          (i) Pension Plans. Except as disclosed on Schedule 7.1(i), such Credit Party does not have any Plan. Such Credit Party is in compliance in all material respects with the requirements of ERISA with respect to each Plan. No fact or situation that could result in a material adverse change in the financial condition of such Credit Party exists in connection with any Plan. Such Credit Party has no Plan that is a “multiemployer plan” (as that term is defined in ERISA).
          (j) Investment Company Act. None of the Credit Parties is, or has at any time been, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          (k) Public Utility Holding Company Act. None of the Credit Parties is a “holding company” or a “public utility company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          (l) Sun Management Agreement. No Credit Party is a signatory to or bound by any agreement requiring the payment of any management, consulting or other similar fee or compensation to Sun Capital or any affiliates thereof other than the Sun Management Agreement.
     7.2 Affirmative Covenants. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations each Credit Party agrees as follows:
          (a) Maintenance of Financial Records; Inspections. Such Credit Party agrees to maintain books and records pertaining to such Credit Party’s financial matters in accordance with past practices. Such Credit Party agrees that the Lender (at such Lender’s expense), and/or any agent designated by the Lender, may enter upon such Credit Party’s premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of such Credit Party, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. Such Credit Party irrevocably authorizes all accountants and third parties to disclose and deliver directly to the Lender, at such Credit Party’s expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding such Credit Party or the Collateral other than communications or reports subject to attorney/client privilege. All costs, fees and expenses incurred by the Lender in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement; provided, however, that so long as no Default or Event of Default exists (and without limiting the Lender’s rights under Section 7.2(i) hereof), the Company shall not be required to pay or reimburse the Lender for costs, fees and expenses incurred by the Lender in connection with more than three (3) such examinations, inspections, physical counts and other valuations during any twelve (12) month period.
          (b) Further Assurances. Such Credit Party agrees to comply with the requirements of all state and federal laws in order to grant to the Lender valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. The Lender is hereby authorized by such Credit Party to file any financing statements, continuations and amendments covering the Collateral without such Credit Party’s signature in accordance with the provisions of the UCC and further authorizes the description of Collateral in such financing statements to include the words “all assets” or words of similar effect. Such Credit Party hereby consents to and ratifies the filing of any financing statements covering the Collateral by the Lender on or prior to the Closing Date. Such Credit Party agrees to do whatever the Lender reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with agents and employees of the Lender, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to the Lender’s possession in accordance with the terms hereof and (v) performing such further acts as the Lender reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.
          (c) Insurance and Condemnation.
               (i) Required Insurance. Such Credit Party agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times in accordance with past practices (the “Required Insurance”). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Lender, to be made payable solely to the Lender, and in case of loss, under a standard non-contributory “mortgagee”, “secured party” or “lender’s loss payable” clause or endorsement, and are to contain such other provisions as the Lender reasonably may require to fully protect the Lender’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of the Lender shall provide (x) for not less than thirty (30) days prior written notice to the Lender of the exercise of any right of cancellation (or not less than ten (10) days prior written notice in the case of non-payment of premiums) and (y) that the Lender’s right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, such Credit Party or any other party. If an Event of Default shall have occurred and remain outstanding, the Lender, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Lender, shall have the sole right, in the name of the Lender or such Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
               (ii) The Lender’s Purchase of Insurance. Unless such Credit Party provides the Lender with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, the Lender may purchase insurance at such Credit Party’s expense to protect the Lender’s interests in the Collateral. The insurance purchased by the Lender may, but need not, protect such Credit Party’s interests in the Collateral, and therefore such insurance may not pay any claim which such Credit Party makes or any claim which is made against such Credit Party in connection with the Collateral. Such Credit Party may later request that the Lender cancel any insurance purchased by the Lender, but only after providing the Lender with reasonably satisfactory evidence that such Credit Party has the Required Insurance. If the Lender purchases insurance covering all or any portion of the Collateral, such Credit Party shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and the Lender may charge all of such costs, interest and other charges to the Loan Account. The costs of the premiums of any insurance purchased by the Lender may exceed the costs of insurance which such Credit Party may be able to purchase on its own. In the event that the Lender purchases insurance, the Lender will notify such Credit Party of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, such Credit Party provides the Lender with proof that such Credit Party had the Required Insurance as of the date on which the Lender purchased insurance and such Credit Party has continued at all times thereafter to have the Required Insurance, then the Lender agrees to cancel the insurance purchased by the Lender and credit the Loan Account for the amount of all costs, interest and other charges associated with such insurance that the Lender previously charged to the Loan Account.
               (iii) Application of Insurance and Condemnation Proceeds. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of CIT’s receipt of any Net Cash Proceeds on account of an insurance recovery or a recovery or award on account of a condemnation or other governmental taking:
          (w) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, the Lender agrees to apply the Net Cash Proceeds first to repay the outstanding Obligations pursuant to Section 7.3(c)(iii) of the CIT Financing Agreement and the Contrarian Intercreditor Agreement.
          (x) In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Net Cash Proceeds relating to such condemnation, fire or other casualty are less than or equal to One Hundred Thousand Dollars ($100,000), the Lender agrees to apply such Net Cash Proceeds to repay the Obligations pursuant to Section 7.3(c)(iii) of the CIT Financing Agreement and the Contrarian Intercreditor Agreement.

          (y) In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Net Cash Proceeds relating to such condemnation, fire or other casualty exceed One Hundred Thousand Dollars ($100,000), such Credit Party may elect (by delivering written notice to the Lender within ten (10) Business Days following CIT’s receipt of such Net Cash Proceeds) to replace or repair such item of Equipment.
          (z) In the event of any loss or damage to any Real Estate leased by such Credit Party by condemnation, fire or other casualty, such Credit Party may use the Net Cash Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by such Credit Party by condemnation, fire or other casualty, if the Net Cash Proceeds relating to such condemnation, fire or other casualty exceed One Hundred Thousand Dollars ($100,000), and so long as such Credit Party has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, such Credit Party may elect to repair or replace such Real Estate, subject to the following terms:
          (1) If such Credit Party reasonably determines that the Real Estate may be repaired to substantially the same condition of such Real Estate prior to the condemnation, fire or other casualty, such Credit Party may elect to repair such Real Estate by delivering written notice to the Lender within thirty (30) days following CIT’s receipt of such Net Cash Proceeds. At the Lender’s request, such Credit Party shall provide the Lender with a repair plan, the contract(s) for repair and a total budget, which repair plan, contract(s) for repair and total budget shall, if requested by Lender, be certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Net Cash Proceeds to cover the full cost of repair of the Real Estate, such Credit Party shall demonstrate to Lender’s satisfaction that the Company has established reserves or provided other funds sufficient to cover any shortfall before the reserve will be reduced.
          (2) Such Credit Party may elect to relocate and replace the Real Estate owned by such Credit Party only on terms and conditions satisfactory to the Lender in its sole discretion.
If a Default or an Event of Default shall have occurred and remain outstanding as of the date of the Lender’s receipt of any Net Cash Proceeds, or if such Credit Party does not or cannot elect to use the Net Cash Proceeds in the manner set forth in paragraphs (y) or (z) above, the Lender may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of the Lender, apply the Net Cash Proceeds to the payment of the Obligations in such manner and in such order as the Lender may elect in its sole discretion.
          (d) Payment of Taxes. Such Credit Party agrees to pay when due all Taxes lawfully levied, assessed or imposed upon such Credit Party or the Collateral (including all sales taxes collected by such Credit Party on behalf of such Credit Party’s customers in connection with sales of Inventory and all payroll taxes collected by such Credit Party on behalf of such Credit Party’s employees), unless such Credit Party is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then such Credit Party shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, the Lender may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, pay such taxes on behalf of such Credit Party, and the amount paid by the Lender shall become an Obligation which is due and payable on demand by the Lender.
          (e) Compliance With Laws.
               (i) Such Credit Party agrees to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, including, without limitation, all Energy Laws and Environmental Laws, if the failure to so comply would have a Material Adverse Effect, provided that such Credit Party may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which the Lender determines, in the exercise of its reasonable business judgment, will not materially and adversely effect the Lender’s rights or priorities in the Collateral.
               (ii) Without limiting the generality of the foregoing, such Credit Party agrees to comply with all Environmental Laws as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. Such Credit Party shall not be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error, (y) such Credit Party promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following such Credit Party’s receipt of notice from the Lender of such failure, or if such breach cannot in good faith be cured within thirty (30) days following such Credit Party’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with applicable Environmental Laws.
          (f) Notices Concerning Environmental, Employee Benefit and Pension Matters, Etc. The Credit Parties agree to notify the Lender in writing of:
               (i) any expenditure (actual or anticipated, individually or in the aggregate during a fiscal year) in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) for environmental response, removal or remedial action or for responses to environmental violations or environmental testing and the impact of said expenses on the affected Credit Party’s working capital which expenditure is not identified in the Environmental Reports;
               (ii) any Credit Party’s receipt of written notice from any local, state or federal authority advising such Credit Party of any environmental liability (real or potential) arising from such Credit Party’s operations, its Real Estate, its environmental management practices, or off-

site waste disposal sites used by such Credit Party, which liability could reasonably be expected to result in expenditures in excess of One Hundred Seventy-Five Thousand Dollars ($175,000);
               (iii) such Credit Party’s receipt of written notice from any governmental agency, auditor or any sponsor of any Plan to which such Credit Party has contributed, relating to any of the events described in Section 10.1(i) hereof;
               (iv) any material breach of the Company’s lease with respect to the Beaumont Facility or any other significant leased location of the Company, or a change in ownership of the Beaumont Facility or any other such location, provided that the Credit Parties shall not be required to so notify the Lender of any event described in this clause (iv) until the Credit Parties have knowledge of such event;
               (v) the discontinuation by the Company of any of its product lines; and
               (vi) the commencement of any action, suit or proceeding of any kind by or against such Credit Party in any court or before any arbitrator or governmental body which would reasonably be expected to result in liability against such Credit Party not covered by insurance in an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate for all Credit Parties.
Such Credit Party agrees to provide the Lender promptly with copies of all such notices and other information pertaining to any matter set forth above if the Lender so requests. In addition, the Company shall deliver to the Lender, upon request but no more frequently than on a quarterly basis with the submission of its financial statements required under Section 7.2(h) hereof, a report in form and substance reasonably satisfactory to the Lender summarizing the status of the matters described in clauses (i) and (ii) above and the status of such matters as the Lender shall reasonably request in respect of items covered in the Environmental Reports.
          (g) Collateral Reporting.
               (i) The Credit Parties agree to furnish or cause to be furnished to the Lender the following documents, information and access:
                    (1) On the fifteenth (15th) and last day of each month (or if either such day is not a Business Day, the first Business Day following such day), but more frequently upon CIT’s request, copies of a borrowing base certificate in form and substance satisfactory to the Lender, certified by a Responsible Officer, together with such confirmatory schedules of Trade Accounts Receivable and Inventory of the Company (in form, detail and substance satisfactory to the Lender) as CIT may request.
                    (2) On or before the last day of each month (but more frequently upon CIT’s request), a detailed and summary aging report of Trade Accounts Receivable of the Company existing as of the last day of the preceding month, a roll-forward of Trade Accounts Receivable of the Company from the first day of the preceding month through the last day of the preceding month, and a summary of Inventory of the Company as of the last day of the preceding month, all in such form as the Lender shall require, certified by a Responsible Officer, together with a reconciliation, as of the last day of the preceding month, of the Company’s Trade Accounts Receivable aging report to the Company’s general ledger and applicable borrowing base certificate delivered by the Company to the Lender. To the extent that any Credit Party other than the Company has rights in any Accounts or Inventory from time to time, such Credit Party shall also furnish or caused to be furnished to the Lender such information within such time period.
                    (3) On or before the last day of each month (but more frequently upon CIT’s request), an aged trial balance of the Company’s accounts payable as of the last day of the preceding month. To the extent that any Credit Party other than the Company has accounts payable from time to time, such Credit Party shall also furnish or cause to be furnished to the Lender such information within such time period.
                    (4) Copies of prompt written disclosure delivered to CIT of (x) all matters adversely affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Company, (y) all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all matters adversely effecting the value or marketability of the Inventory, all in such detail and format as CIT may require, provided that to the extent that any such matter could not have a Material Adverse Effect, the Company may disclose such matter to the Lender when the Company provides CIT with the borrowing base certificate described in clause (1) above.
                    (5) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.
                    (6) From time to time, such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral, and financial condition and operations of any Credit Party, as the Lender may reasonably require. In addition, the Credit Parties agree to furnish or cause to be furnished to the Lender from time to time access to the Company’s or any other Credit Party’s computers, electronic media and software programs (including any electronic records, contracts and signatures), provided that, at the Company’s or such other Credit Party’s option, a representative of the Company or such other Credit Party may be present at all times while the Lender is accessing such computers, electronic media or software programs.
                    (7) Notwithstanding anything to the contrary contained in the preceding clauses (1), (2), (4) or (5), the Company shall not be required to include information regarding Excluded Inventory in the reports and other documentation described in such clauses.
               (ii) The Company or any other Credit Party may deliver to the Lender any borrowing base certificate, collateral report or other material under clauses (1), (2) and (3) of Section 7.2(g)(i) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:
                    (1) Each Electronic Transmission must be sent by a Responsible Officer, and must be addressed to the contact person designated by the Lender in Section 12.7. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.
                    (2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must be certified by an officer of such Credit Party under this Section 7.2(g), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. The Lender may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.
                    (3) Each Electronic Transmission must contain the name and title of the officer of such Credit Party transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:
“Pursuant to the Second Lien Financing Agreement dated as of July 15, 2005, among Horsehead Corp. and certain of its affiliates, and Contrarian Service Company, L.L.C. (the “Lender”), the undersigned _______ [title of submitting officer] of the [name of Credit Party] hereby delivers to the Lender _______ [describe submitted reports]. The undersigned Credit Party represents and warrants to the Lender that the materials included in this Electronic Transmission are true, correct and complete in all material respects. The name of the officer of the Credit Party set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of such Credit Party.”
                    (4) The Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to the Lender by means of Electronic Transmission and agrees to furnish to the Lender such original versions within five (5) Business Days of the Lender’s request for such materials, signed and certified (to the extent required hereunder) by the officer submitting the Electronic Transmission.
                    (5) Each Credit Party hereby authorizes the Lender to regard such Credit Party’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of its Responsible Officers. Any Credit Party’s failure to promptly deliver to the Lender any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit the Lender’s security interests in the Collateral.
          (h) Financial Reporting. The Credit Parties agree to furnish or cause to be furnished to the Lender:

               (i) within one hundred five (105) days after the end of each fiscal year of the Company, a Consolidated Balance Sheet as at the close of such year, and consolidated statements of profit and loss and cash flow of the Company and its consolidated subsidiaries for such year, audited by independent public accountants selected by the Company and satisfactory to the Lender, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by the Lender, such accountants’ management practice letter;
               (ii) within thirty (30) days after the end of each month and on a quarterly basis commencing twelve (12) months after the expiration of the Closing Date and accompanied by an officer’s certificate substantially in the form set forth on Exhibit C attached hereto, signed by a Responsible Officer, (x) a Consolidated Balance Sheet as at the end of such month or quarter (as applicable), (y) consolidated statements of profit and loss and cash flow of the Company and its consolidated subsidiaries for such month or quarter (as applicable) and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Company and its consolidated subsidiaries for the same month or quarter (as applicable) and same fiscal year-to-date period in the prior fiscal year, certified by a Responsible Officer;
               (iii) as and when delivered by any Credit Party (but without duplication with any reporting requirement contained in this Financing Agreement), copies of all notices, certificates and reports required to be delivered to CIT pursuant to the CIT Transaction Documents, including, without limitation, financial covenant compliance certificates and supporting documentation;
               (iv) as and when filed by any Credit Party, copies of all (x) financial reports, registration statements and other documents filed by such Credit Party with the U.S. Securities and Exchange Commission, as and when filed by such Credit Party, and (ii) annual reports filed pursuant to ERISA in connection with each Plan of such Credit Party; and
               (v) no later than thirty (30) days after the beginning of each fiscal year of the Company, monthly projections of the Consolidated Balance Sheet of the Company and its consolidated subsidiaries, and consolidated statements of profits and loss and cash flow of the Company and its consolidated subsidiaries, as well as monthly projected Net Availability (as defined in the CIT Financing Agreement) for the Company for such fiscal year.
     Each annual and quarter-end financial statement which the Credit Parties are required to submit or to cause to be submitted pursuant to clauses (i) and (ii) above must be accompanied by a Compliance Certificate signed by a Responsible Officer. In addition, should any Credit Party modify its accounting principles and procedures from those in effect on the Closing Date, such Credit Party agrees to prepare and deliver to the Lender statements of reconciliation in form and substance reasonably satisfactory to the Lender.
          (i) Asset Appraisals. From time to time upon the request of the Lender, each Credit Party agrees to permit the Lender to perform appraisals of such Credit Party’s Inventory, Equipment and Real Estate covered by a mortgage or deed of trust in favor of the Lender. The Company agrees to reimburse the Lender for the reasonable costs and expenses relating to (however to the extent such appraisal has been performed by CIT, Lender will accept copies of such appraisal) and shall not conduct its own appraisal at any time prior to the termination of the CIT Financing Agreement (i) up to two (2) Inventory appraisals if requested by CIT in any twelve (12)-month period, so long as no Event of Default shall have occurred and remain outstanding, (ii) one (1) Equipment appraisal in any twelve (12)-month period, so long as no Event of Default shall have occurred and remain outstanding, (iii) one (1) appraisal with respect to each parcel of Real Estate in any twelve (12)-month period, so long as no Event of Default shall have occurred and remain outstanding, (iv) one (1) appraisal with respect to the Monaca Power Plant in any twelve (12)-month period, so long as no Event of Default shall have occurred and remain outstanding, and (v) all such appraisals performed while an Event of Default remains outstanding; provided, however, that with respect to the preceding clauses (ii), (iii) and (iv) only, if CIT or the Company furnishes to the Lender a copy of a recent appraisal of the type described in such clauses that was performed pursuant to the CIT Transaction Documents, together with a reasonably satisfactory reliance letter from the appraisal firm in favor of the Lender, prior to the engagement of an appraisal firm selected by the Lender to conduct a similar appraisal, and such appraisal was performed by an independent appraisal firm reasonably satisfactory to the Lender and the form, scope and substance of such appraisal (including, without limitation, the date of performance of such appraisal) is reasonably satisfactory to the Lender, then the Company shall not be required to reimburse the Lender for a similar appraisal during the twelve (12)-month period from the date of such appraisal. All appraisals shall be performed by qualified appraisers selected by the Lender. To the extent that the Company is required by this Section 7.2(i) to reimburse the Lender for the Lender’s costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.
          (j) Business Qualification. Each Credit Party agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.
          (k) Anti-Money Laundering and Terrorism Regulations. Each Credit Party agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). Such Credit Party also agrees to ensure that no person who owns a controlling interest in or otherwise controls such Credit Party is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. Such Credit Party acknowledges that the Lender’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, such Credit Party agrees to provide to the Lender all information about such Credit Party’s ownership, officers, directors, customers and business structure as the Lender reasonably may require to comply with, such laws, regulations and executive orders.
     7.3 Financial Covenants. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, each Credit Party agrees:
          (a) Consolidated Senior Leverage. To cause the Company and its consolidated subsidiaries to maintain Consolidated Senior Leverage, calculated as of the last day of each fiscal quarter commencing with the fiscal quarter ending September 30, 2005, of not more than 6.0 to 1.00

(it being agreed that the denominator of Consolidated Senior Leverage shall be calculated for the twelve (12)-month period ending on the last day of each such fiscal quarter).
          (b) Consolidated Fixed Charge Coverage. To cause the Company and its consolidated subsidiaries to maintain a Consolidated Fixed Charge Coverage Ratio, calculated for each twelve (12)-month period ending on the last day of a fiscal quarter commencing with the fiscal quarter ending September 30, 2005, of not less than 0.90 to 1.00.
          (c) Consolidated EBITDA. To cause the Company and its consolidated subsidiaries to have a Consolidated EBITDA, calculated for each of the periods set forth below of not less than:

Period:	Minimum Consolidated EBITDA:
12-month period ending September 30, 2005	$19,256,000
12-month period ending December 31, 2005	$17,715,000
12-month period ending March 31, 2006	$15,636,000
12-month period ending June 30, 2006	$13,502,000
12-month period ending September 30, 2006	$12,211,000
12-month period ending December 31, 2006 and each 12-month period thereafter ending on the last day of a fiscal quarter	$12,056,000
          (d) Capital Expenditures. To cause the Company and its consolidated subsidiaries not to contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year of the Company in the aggregate amount in excess of the amount corresponding to such fiscal year as set forth below:

Fiscal Year:	Maximum Capital Expenditures:
2005	$10,340,000
2006	$10,670,000
2007	$10,450,000
2008	$10,450,000
2009	$10,450,000
2010 and thereafter	$10,450,000

          (e) Notwithstanding anything to the contrary contained in this Section, (i) Consolidated EBITDA for the twelve (12)-month period ending September 30, 2005 shall be calculated by annualizing the results of operations of the Company and its consolidated subsidiaries for the nine (9)-month period ending September 30, 2005 and Consolidated Fixed Charges for such twelve (12)-month period ending shall be calculated by annualizing the Consolidated Fixed Charges for such nine (9)-month period.
     7.4 Negative Covenants. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Credit Party agrees not to:
          (a) Liens and Encumbrances. Mortgage, collaterally assign, pledge or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.
          (b) Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.
          (c) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its properties or assets (including, without limitation, any disposition of properties or assets as part of a sale and leaseback transaction), including, without limitation, the Collateral, except as otherwise specifically permitted by this Financing Agreement, including, without limitation, Sections 6.5(e) and 6.6(b) hereof.
          (d) Corporate Change. (i) Merge or consolidate with any other entity, except that any Credit Party other than the Company may merge or consolidate with any other Credit Party, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, or (iv) enter into or engage in any line of business materially different from that being conducted by such Credit Party on the Closing Date (it being acknowledged that Horsehead Intermediary does not conduct any operation or activity other than those activities that are incidental to its status as the intermediate holding company of the Company); provided that such Credit Party may change its name or its principal place of business, or reincorporate or reorganize in a new jurisdiction within the continental United States, so long as such Credit Party provides the Lender with thirty (30) days prior written notice thereof and such Credit Party executes and delivers to the Lender, prior to making such change, all documents and agreements required by the Lender in order to ensure that the liens and security interests granted to the Lender hereunder continue in effect without any break or lapse in perfection.
          (e) Guaranty Obligations. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, except (i) pursuant to Section 15 hereof, (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iii) guaranties constituting Permitted Indebtedness.

          (f) Dividends and Distributions. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.
          (g) Investments. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any person other than Permitted Investments, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any person.
          (h) Related Party Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, member, director, parent (direct or indirect), subsidiary (direct or indirect) or other person otherwise affiliated with such Credit Party other than those transactions listed on Schedule 7.4(h) attached hereto, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.
          (i) Restricted Payments. (i) Make any payment in respect of any Subordinated Debt, or purchase, acquire or redeem any Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; or (ii) pay any management, consulting or other similar fees or compensation to any shareholder, director, officer, member, parent (direct or indirect), subsidiary (direct or indirect) or other person otherwise affiliated with any Credit Party other than (A) a one-time payment of Seven Hundred Twenty Thousand Dollars ($720,000) on the Closing Date representing the fee for the Management Consulting Event (as defined in the Sun Management Agreement) as a result of the closing of the transactions contemplated by this Financing Agreement and the CIT Transaction Documents, (B) payments expressly permitted under the next sentence, and (C) the current, customary or prevailing fees and expenses paid to members of the Company’s Board of Directors, and fees and salaries of any shareholder or other person paid to such person in their capacity as officer or employee of such Credit Party, including, without limitation, fees, salaries, bonuses and other forms of compensation pursuant to employment or other agreements. The Credit Parties may also pay to Sun Capital or its affiliates Permitted Management Fee Payments (as defined below) so long as in the case of each Permitted Management Fee Payment, (x) prior and after giving effect to such Permitted Management Fee Payment, no Default or Event of Default has occurred and is continuing, and (y) the average of Net Availability (as defined in the CIT Financing Agreement) for the thirty (30) day period preceding such Permitted Management Fee Payment is equal to or greater than Two Million Dollars ($2,000,000) (which average shall be calculated as if such Permitted Management Fee Payment were made during such period), and (z) prior to such Permitted Management Fee Payment, the Credit Parties shall have delivered to the Lender an officer’s certificate, in form and substance reasonably satisfactory to the Lender, signed by a Responsible Officer stating that all conditions precedent set forth in this Section 7.4(i) with respect to such proposed Permitted Management Fee Payment have been satisfied and attaching calculations demonstrating compliance with the preceding clause (y). “Permitted Management Fee Payments” shall mean the following payments: (i) regularly scheduled payments of the Management Fee under (and as defined in) the Sun Management Agreement on the dates and in the amounts set forth in the Sun Management Agreement, (ii) payments of reasonable fees for management consulting services provided by Sun Capital or its affiliates to the Company or its subsidiaries in connection with a Management Consulting Event (as defined in the Sun Management Agreement), (iii) payments of amounts paid in reimbursement of reasonable out-of-pocket costs and expenses (including legal fees and disbursements) to the extent set forth in the Sun Management Agreement, provided that in no event shall the amount of such payments under this clause (iii) exceed Sixty Thousand Dollars ($60,000) in the aggregate during any twelve (12)-month period, and (iv) without duplication and to the extent applicable, payments of the Management Fee and the fees and payments described in the preceding clauses (ii) and (iii) that have been deferred during the term of this Financing Agreement. For avoidance of doubt, to the extent that the Management Fee or the fees described in clause (ii) of the definition of Permitted Management Fee Payments are not paid in cash when due during the term of this Financing Agreement, such amounts shall be permitted to accrue.
          (j) Prohibited Uses of Proceeds. Use the proceeds of the Loan made under this Financing Agreement, directly or indirectly, (i) in violation of any applicable law or regulation, including without limitation Regulations T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor regulation or official interpretation of such Board), (ii) to purchase or carry any “margin stock”, as defined in Regulations U and X, or any “margin security”, “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T, U or X, or (iii) for any purpose other than (A) to refinance the Existing Indebtedness on the Closing Date, (B) to fund fees, costs and expenses incurred in connection with the negotiation, documentation and closing of this Financing Agreement and the CIT Transaction Documents, (C) to fund the working capital needs of the Company and (D) for general corporate purposes of the Company not otherwise prohibited under this Financing Agreement or the other Loan Documents.
          (k) Restricted Modifications. (i) Amend or otherwise modify the terms of any of the CIT Transaction Documents except as expressly permitted under the Contrarian Intercreditor Agreement, (ii) amend or otherwise modify the terms of any of Subordinated Debt except as expressly permitted under the applicable Subordination Agreement, (iii) amend or otherwise modify the terms of the Sun Management Agreement in any way which increases the amount of cash compensation payable by a Credit Party to Sun Capital or any of its affiliates prior to the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations (other than contingent indemnification obligations not yet due and payable) or is otherwise adverse to the interests of the Lender (or enter into any new agreement with Sun Capital or any of its affiliates which has the effect of accomplishing any of the foregoing), without the prior written consent of the Lender, or (iv) amend or otherwise modify the terms of any of the Bond Documents in any way which is adverse to the interests of the Lender (other than changes to the economic terms which are a result of general market increases), without the prior written consent of the Lender.

SECTION 8 Interest and Expenses
     8.1 [Reserved]
     8.2 [Reserved]
     8.3 Out-of Pocket Expenses. The Company agrees to reimburse the Lender for all Out-of-Pocket Expenses when charged to or paid by the Lender.
     8.4 LIBOR Loans.
          (a) Inability to Determine LIBOR. Notwithstanding any other provision of this Financing Agreement or the Promissory Note, if prior to the commencement of any Interest Period, Lender shall determine that deposits in the amount of any LIBOR Loan scheduled to be outstanding during such Interest Period are not generally available in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall promptly give notice thereof to Company and the obligations of Lender to continue any such LIBOR Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by a Company shall again be generally available in the relevant market and adequate and reasonable means exist for ascertaining LIBOR, and interest on any such LIBOR Loan shall bear interest at the Chase Bank Rate at any time LIBOR cannot be determined.
          (b) Loan Participants. For purposes of this Section 8.4, the term “Lender” shall include any financial institution that purchases from any Lender a participation in the loans made by such Lender to the Company hereunder.
     8.5 Capital Adequacy. In the event that the Lender, subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by the Lender with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed material by the Lender in the exercise of its reasonable business judgment, the Company agrees to pay to the Lender, no later than five (5) days following written demand by the Lender (including a statement and explanation of such charges), such additional amount or amounts as will compensate the Lender for such reduction in rate of return. In determining such amount or amounts, the Lender may use any reasonable averaging or attribution methods. The protection of this Section 8.5 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to this Section 8.5 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event the Lender exercises its rights pursuant to this Section 8.5, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which the Lender actually required to compensate the Lender for any reduction in rate of return on its capital, such excess shall be returned to the Company by the Lender.
     8.6 Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Lender with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:
          (a) subject the Lender to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall net income of the Lender by the federal government or other jurisdiction in which it maintains its principal office);
          (b) impose or require any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by such Lender by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
          (c) impose on the Lender any other condition with respect to this Financing Agreement or any other document;
and the result of any of the foregoing is to (i) increase the cost to the Lender of making, renewing or maintaining the Lender’s loan hereunder by an amount deemed material by the Lender in the exercise of its reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that the Lender deems to be material in the exercise of its reasonable business judgment (except reductions for taxes imposed on or measured by the Lender’s overall net income (however denominated), and franchise taxes imposed upon it (in lieu of net income taxes), by any governmental authority), the Company agrees to pay to the Lender, no later than five (5) days following demand by the Lender, such additional amount or amounts as will compensate the Lender for such increase in cost or reduction in payment, as the case may be. A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to this Section 8.6 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event the Lender exercises its rights pursuant to this Section 8.6, and subsequent thereto determines that the amounts paid by the Company in whole or in part exceeded the amount which the Lender actually required to compensate the Lender for any increase in cost or reduction in payment, such excess shall be returned to the Company by the Lender.
     8.7 Authority to Charge Loan Account. The Company hereby authorizes the Lender to charge the Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Loan Account shall bear interest at the rate provided in Section 3.2 (or Section 3.4, if applicable) of this Financing Agreement. The Company confirms that any charges which the Lender may make to the Loan Account as provided herein will be made as an accommodation to the Company and solely at the Lender’s discretion.
     8.8 Tax Withholding. At the reasonable request of any Credit Party, if the Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Credit Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Credit Party or the Lender, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if requested by a Credit Party, shall promptly deliver such other documentation prescribed by applicable law or reasonably requested by the Credit Party or as will enable the Credit Party or the Lender to determine whether or not the Lender is subject to backup withholding or information reporting requirements.
SECTION 9 Powers
     9.1 Authority. Each Credit Party hereby authorizes the Lender, or any person or agent which the Lender may designate, at the Company’s cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations (other than contingent indemnification obligations not yet due and payable):
          (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Lender or such Credit Party, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
          (b) To receive, open and dispose of all mail addressed to such Credit Party and to notify postal authorities to change the address for delivery thereof to such address as the Lender may designate;
          (c) To request from customers indebted on Accounts at any time, in the name of the Lender, information concerning the amounts owing on the Accounts;
          (d) To request from customers indebted on Accounts at any time, in the name of such Credit Party, any certified public accountant designated by the Lender or any other designee of the Lender, information concerning the amounts owing on the Accounts;
          (e) To transmit to customers indebted on Accounts notice of the Lender’s interest therein and to notify customers indebted on Accounts to make payment directly to the Lender for such Credit Party’s account; and
          (f) To take or bring, in the name of the Lender or such Credit Party, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to enforce or effect collection of the Accounts.

     9.2 Limitations on Exercise. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.
SECTION 10 Events of Default and Remedies
     10.1 Events of Default. Each of the following events shall constitute an “Event of Default” under this Financing Agreement:
          (a) the cessation of the business of the Company, or the calling of a meeting of the creditors of any Credit Party for purposes of compromising its debts and obligations;
          (b) the failure of any Credit Party generally to meet its debts as those debts mature;
          (c) (i) the commencement by any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against any Credit Party of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Credit Party within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Credit Party;
          (d) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein (other than those referred to in Sections 10.1(g) below), in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or shall be incorrect or misleading in any respect when made or deemed made if such representation, warranty, certification or statement of fact is already qualified by materiality or by reference to Material Adverse Effect (in each case including any omission of information necessary to make such representation, warranty, certification or statement of fact not materially misleading);
          (e) the breach or violation by any Credit Party of any covenant contained in this Financing Agreement (other than those referred to in Sections 10.1(f) and (g) below), provided that such breach or violation shall not be deemed to be an Event of Default unless such Credit Party fails to cure such breach or violation to the Agent’s reasonable satisfaction within twenty (20) days from the date of such breach or violation;
          (f) the breach or violation by any Credit Party of any covenant contained in Section 7.2(h) of this Financing Agreement, provided that such breach or violation shall not be deemed to be an Event of Default unless such Credit Party fails to cure such breach or violation to the Lender’s reasonable satisfaction within ten (10) days from the date of such breach or violation;
          (g) the breach or violation by any Credit Party of any warranty, representation or covenant contained in Sections 3.7, 6.3, 6.4, 6.5, 6.6(b), 7.1(j), 7.1(k), 7.2(c), 7.2(d), 7.2(g)(i), 7.2(k), 7.3, 7.4 or 15 of this Financing Agreement, or the Parent or any Credit Party fails to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56));
          (h) the failure of the Company to pay any of the Obligations (including, without limitation, principal, interest and fees) within five (5) Business Days of the due date thereof;
          (i) any Credit Party shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in Section 4043(c) of ERISA other than such event for which the thirty (30)-day notice requirement under ERISA has been waived in a regulation issued by the Pension Benefit Guaranty Corporation, (iv) terminate any Plan or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any Plan, and with respect this Section 10.1(i), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the Lender’s reasonable business judgment, subject such Credit Party to any tax, penalty or other liability having a Material Adverse Effect;
          (j) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;
          (k) any Credit Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the CIT Obligations, the Subordinated Debt, the Bond Obligations or any Indebtedness (other than Indebtedness hereunder and Indebtedness under interest rate swap agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than Five Hundred Fifty Thousand Dollars ($550,000), (ii) fails to observe or perform any other agreement or condition relating to the Subordinated Debt, the Bond Obligations or any such Indebtedness (other than the CIT Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such obligations or Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such obligations or Indebtedness to be made, prior to stated maturity, or cash collateral in respect thereof to be demanded; or there occurs under any interest rate swap agreement an early termination date (as defined in such interest rate swap agreement) resulting from (y) any event of default under such interest rate swap agreement as to which a Credit Party is the defaulting party (as defined in such interest rate swap agreement) or (z) any termination event (as so defined) under such interest rate swap agreement as to which a Credit Party is an affected party (as defined in such interest rate swap agreement) and, in either event, the swap termination value owed by such Credit Party as a result thereof is greater than Five Hundred Fifty Thousand Dollars ($550,000) in the aggregate; or (iii) fails to observe or perform any other agreement or condition relating to the CIT Obligations that results in the CIT Obligations being accelerated;

          (l) a Change of Control shall occur;
          (m) any Guarantor who is a natural person shall die, or any Guarantor shall attempt to terminate its Guaranty (including, without limitation, Section 15 hereof) or deny that such Guarantor has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect; or
          (n) CIT or any other person (other than the Lender) shall default under the Contrarian Intercreditor Agreement or a Subordination Agreement, attempt to terminate any such agreement or deny that such person has any liability thereunder, or any such agreement shall be declared null and void and of no further force and effect.
     10.2 Remedies With Respect to Loan. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that the Lender has given the Company written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Company; provided, however, that this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by the Lender, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by the Lender.
     10.3 Remedies With Respect to Collateral. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, to the extent permitted by applicable law and the Contrarian Intercreditor Agreement: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and the Lender may use, at the Company’s expense, such of any Credit Party’s personnel, supplies or space at such Credit Party’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of any Credit Party or the Lender and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of any Credit Party or the Lender; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Lender’s sole option and discretion, and the Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Credit Party; (d) foreclose the Lender’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Credit Party or the Lender or in the name of such other party as the Lender may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Lender in its sole discretion may deem advisable, and the Lender shall have the right to purchase at any such sale. Upon the occurrence and during the continuance of an Event of Default, if any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Lender shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Lender shall deem appropriate. Upon the occurrence and during the continuance of an Event of Default, each Credit Party agrees, at the request of the Lender, to assemble the Inventory and Equipment, and to make it available to the Lender at premises of such Credit Party or elsewhere and to make available to the Lender the premises and facilities of such Credit Party for the purpose of the Lender’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by the Lender to the payment of the Obligations in the order set forth in Section 10.4 hereof, and the Credit Parties shall remain jointly and severally liable to the Lender for any deficiencies, and the Lender in turn agrees to remit to the Company or its successors or assigns, on behalf of the applicable Credit Parties, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of the Lender under applicable law or the other Loan Documents, all of which shall be cumulative.
     10.4 Application of Proceeds. Subject to the Contrarian Intercreditor Agreement, the Lender agrees to apply the net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) to the payment of the Obligations in the following order:
          (a) first, to all unpaid Out of Pocket Expenses;
          (b) second, to all accrued and unpaid fees owed to the Lender;
          (c) third, to accrued and unpaid interest on the Obligations; and
          (d) four, to the unpaid principal amount of the Obligations.
     10.5 General Indemnity. In addition to the Company’s agreement to reimburse the Lender for Out-of-Pocket Expenses, but without duplication, each Credit Party hereby jointly and severally agrees to indemnify the Lender, and each of its respective officers, directors, employees, members, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:
          (a) as a result of the Lender’s exercise of (or failure to exercise) any of its respective rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of the Lender’s interests in the Collateral (including the defense of claims brought by any Credit Party, as a debtor-in-possession or otherwise, any secured or unsecured creditors of such Credit Party, or any trustee or receiver in bankruptcy);
          (b) as a result of any environmental violation, pollution, hazardous material or environmental response, removal or remedial action relating to the Real Estate, any Credit Party’s operation and use of the Real Estate, and such Credit Party’s off-site disposal practices;
          (c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;
          (d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over any Credit Party; and
          (e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;
provided that an Indemnified Party’s conduct in connection with any of the foregoing matters does not constitute gross negligence, bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations.
SECTION 11 Termination
     All of the Lender’s rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied other than contingent indemnification obligations not yet due and payable.
SECTION 12 Miscellaneous
     12.1 Waivers. Each Credit Party hereby waives to the extent permitted by applicable law diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default shall be effective unless such waiver is in writing and signed by the Lender. No delay or failure of the Lender to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.
     12.2 Entire Agreement; Amendments. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement among the Credit Parties and the Lender; (b) supersede any prior agreements; (c) may be amended only in writing and signed by the Credit Parties and the Lender; and (d) shall bind and benefit the Credit Parties, the Lender and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.
     12.3 Usury Limit. In no event shall the Company, upon demand by the Lender for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Company. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.
     12.4 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
     12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE CREDIT PARTIES AND THE LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE CREDIT PARTIES EACH HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.
     12.6 Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3)

Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:
(a)	if to the Lender, at:

Contrarian Service Company, L.L.C. 411 W. Putnam Avenue, Suite 225 Greenwich, CT 06830 Attn: Stephen J. Czech Telecopier No.: (203) 629-1977;

(b)	with a copy to:

Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attn: Marvin J. Miller Jr., Esquire Telecopier No. (212) 294-4700

(c)	if to any Credit Party at:

c/o Horsehead Corp. 300 Frankfort Road Monaca, PA 15061 Attn: Chief Financial Officer and General Counsel Telecopier No.: (724) 774-4348;

(d)	with a copy to:

Sun Capital Partners, Inc. 5200 Town Center Circle, Suite 470 Boca Raton, FL 33486 Attn: Horsehead Corp. Telecopier No.: (561) 394-0540;

(e)	with a copy to:

Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60601 Attn: Michael D. Wright, Esquire Telecopier No.: (312) 861-2200;
          (f) if to Lender, at its address set forth below its signature to this Financing Agreement or its address specified in the Assignment and Transfer Agreement executed by such Lender; or

          (g) to such other address as any party may designate for itself by like notice.
     12.7 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.
     12.8 Choice of Forum.
          (a) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Financing Agreement, or for recognition or enforcement of any judgment, and each Credit Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Financing Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Financing Agreement against any Credit Party or its properties in the courts of any other jurisdiction.
          (b) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Financing Agreement in any court referred to in paragraph (a) of this Section. Each Credit Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 13 Agreements Regarding the Lender
     13.1 Copies of Statements. After the end of each month commencing with the month ending August 31, 2005, Lender shall promptly send the Company a statement showing the accounting for the charges, loans and other transactions occurring between Lender and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between Company and Lender unless Lender receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.
     13.2 Participations and Assignments.
          (a) Participations. The Lender may sell to one or more commercial banks, commercial finance lenders or other financial institutions, participations in the loans and other extensions of credit made and to be made to the Company hereunder. The Company acknowledges that in selling such participations, the Lender may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement, provided that the consent of any participant shall be limited solely to matters the effect of which (i) would be to increase the Loan, (ii) reduce the Principal Balance or amount of interest on the Loan, or (iii) extend the Maturity Date of the Obligations. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by the Lender, the Lender shall remain solely responsible to the other parties hereto for the performance of the Lender’s obligations hereunder, and the Company may continue to deal solely with the Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to the Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to the Lender.
          (b) Assignments. The Lender shall have the right to assign a portion of such Lender’s rights and obligations under this Financing Agreement to a commercial bank, commercial finance lender or other financial institution in order to effectuate the assignment of the applicable Principal Balance, provided that (i) the principal amount of loans assigned to any one institution shall not be less than One Million Dollars ($1,000,000), and (ii) if no Default or Event of Default exists at the time of such assignment, the Lender shall have obtained the prior written consent of the Company (which consent shall not unreasonably be withheld, conditioned or delayed). Each assignment of an applicable Principal Balance hereunder must be made pursuant to an Assignment and Transfer Agreement. From and after the effective date of an Assignment and Transfer Agreement, (i) the assignee thereunder shall become a party to this Financing Agreement and, to the extent that rights and obligations hereunder have been assigned to such assignee pursuant to such assignment, shall have all rights and obligations of a Lender hereunder (except such assignee shall be entitled to the benefit of the cost protection provisions contained in Section 8.6 to no greater extent than the Lender that assigned a portion of such Lender’s rights and obligations under the Financing Agreement to such assignee), and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by such Lender pursuant to such assignment, shall relinquish its rights and be released from its obligations under this Financing Agreement. Notwithstanding anything to the contrary contained in this Financing Agreement (including, without limitation, Section 13.2 hereof), neither Sun Capital nor any of its affiliates, partners, employees, directors, members or consultants may be a participant or an assignee Lender.
          (c) Cooperation of the Credit Parties. If necessary, each Credit Party agrees to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of an applicable Principal Balance made pursuant to an Assignment and Transfer Agreement, (ii) make such Credit Party’s management available to meet with the Lender and prospective participants and assignees and (iii) assist the Lender in the preparation of information relating to the financial affairs of the Company and its consolidated subsidiaries as any prospective participant or assignee of an applicable Principal Balance reasonably may request. Subject to the provisions of Section 13.4, each Credit Party authorizes the Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in the Lender’s possession concerning such Credit Party and its financial affairs which has been delivered to the Lender by or on behalf of such Credit Party pursuant to this Financing Agreement, or which has been delivered to the Lender by or on behalf of such Credit Party in connection with the Lender’s credit evaluation of such Credit Party prior to entering into this Financing Agreement.

     13.3 Exercise of Setoff Rights. Subject to the Contrarian Intercreditor Agreement, each Credit Party authorizes the Lender, and the Lender shall have the right, after the occurrence and during the continuance of an Event of Default, without notice, to set off and apply against any and all property or assets of such Credit Party held by, or in the possession of the Lender, any of the Obligations owed to the Lender.
     13.4 Confidentiality. For the purposes of this Section 13.4, “Confidential Information” means all financial projections and all other information delivered to the Lender by or on behalf of the Parent or any Credit Party in connection with the transactions contemplated by or otherwise pursuant to this Financing Agreement that is proprietary in nature and that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of such Credit Party, provided that such term does not include information that (a) was publicly known or otherwise known to the Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Lender or any person acting on their behalf, (c) otherwise becomes known to the Lender other than through disclosure by the Credit Parties or (d) constitutes financial statements delivered under Section 7.2(h) that are otherwise publicly available. The Lender and its respective directors, officers, members, employees, agents, attorneys and affiliates will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by the Lender in good faith to protect confidential information of third parties delivered to them, provided that the Lender may deliver or disclose Confidential Information to:
          (a) their respective financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.4;
          (b) any other Lender;
          (c) a commercial bank, commercial finance lender or other financial institution to which the Lender sells or offers to sell a portion of its rights and obligations under this Financing Agreement or any participation therein, provided that so long as no Event of Default shall have occurred and remain outstanding, such entity agrees in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.4; or
          (d) any other person (including bank auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (i) to comply with compliance with any applicable law, rule, regulation or order, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which the Lender is a party or (iv) if an Event of Default shall have occurred and remain outstanding, to the extent the Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Financing Agreement.
Each Lender becoming a Lender subsequent to the initial execution and delivery of this Financing Agreement, by its execution and delivery of an Assignment and Transfer Agreement, will be deemed to have agreed to be bound by, and to be entitled to the benefits of, this Section 13.4.

SECTION 14 [RESERVED]
SECTION 15 Guaranty
     15.1 Guaranty. Each Guarantor hereby (i) irrevocably, absolutely and unconditionally guaranties the prompt payment, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all Obligations owing by the Company and the other Credit Parties to the Lender (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Credit Party), whether accruing before or subsequent to the filing of a petition initiating a bankruptcy, reorganization, liquidation or similar proceeding affecting any Credit Party (notwithstanding the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code) (all of the foregoing, with respect to each Guarantor, collectively, the “Guarantied Obligations”); and (ii) agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Lender in enforcing this Guaranty. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guarantied Obligations and would be owed by any other Credit Party under this Financing Agreement or the other Loan Documents but for the fact that such document is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any other Credit Party. Each Guarantor will make each payment hereunder in United States Dollars and in same day funds to Lender at its address specified in Section 12.6 hereof or to such account in New York City as the Lender may from time to time designate by notice to any Guarantor.
     15.2 Guarantors’ Obligations Unconditional.
          (a) Each Guarantor hereby unconditionally, absolutely and irrevocably guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Each Guarantor agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Lender to any Collateral. The obligations of each Guarantor under this Guaranty are independent of any other Credit Party’s obligations under this Financing Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Credit Party or whether the Company or any other Credit Party is joined in any such action. The liability of each Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guarantied Obligations, or any other amendment or waiver of or consent to any departure from any Loan Document or any agreement or instrument relating thereto; (iii) any exchange or release of, or non-perfection of any lien on or security interest in, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Guarantied Obligations; (iv) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any person, including, without limitation, the Lender; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company or any other Credit

Party in respect of the Guarantied Obligations or the Guarantor in respect hereof. This Guaranty will not be affected by the occurrence of any Event of Default or Default, by any present or future action of any governmental authority or court amending, modifying, varying, reducing or otherwise affecting or purporting to amend, modify, vary, reduce or otherwise affect any of the Guarantied Obligations or by any other circumstances which might constitute a legal or equitable discharge or defense of a surety or guarantor (other than by complete and irrevocable payment of the Guarantied Obligations).
          (b) This Guaranty (i) is a continuing guaranty and shall remain in full force and effect until the satisfaction in full of the Guarantied Obligations and the payment of the other expenses to be paid by each Guarantor pursuant hereto; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the Lender upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though such payment had not been made.
     15.3 Waivers. Except for notices specifically provided for elsewhere in this Financing Agreement, each Guarantor hereby waives to the extent permitted by applicable law (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Guarantied Obligation by the Company or any other Credit Party; (iii) notice of any actions taken by the Lender, or the Company or any other Credit Party, under any Loan Document; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Guarantied Obligations or of the obligations of such Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 15.3, might constitute grounds for relieving such Guarantor of its obligations hereunder; (v) any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Credit Party or any other person or any Collateral; and (vi) any other defense available to such Guarantor. Each Guarantor hereby agrees that the Lender shall not have any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guarantied Obligations.
     15.4 Subrogation. Until the Guarantied Obligations have been irrevocably paid in full in cash, each Guarantor shall not exercise any rights with respect to any claim, right or remedy now existing or hereafter acquired against the Company or any other Credit Party hereunder or from the performance by such Guarantor hereunder, including, without limitation, any claim, right or remedy of subrogation, reimbursement, exoneration, contribution, indemnification, or against any security that any Guarantor now owns or hereafter is granted, whether arising in equity, under contract, by statute (including, without limitation, any such right arising under the United States Bankruptcy Code), under common law or otherwise. The payment of any amounts due with respect to any indebtedness of the Company or any other Credit Party now or hereafter owed to each Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company or any other Credit Party to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lender and be paid over to the Lender on account of the

Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     15.5 Nature of Liability. It is the desire and intent of the Guarantors and the Lender that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Guarantor’s obligations under this Guaranty shall be deemed to be reduced and such Guarantor shall pay the maximum amount of the Guarantied Obligations which would be permissible under applicable law.
     15.6 Subordination. The payment of any and all indebtedness, liabilities and obligations of any Credit Party to another Credit Party of every kind or nature, whether joint or several, due or to become due, absolute or contingent, now existing or hereafter arising, and whether principal, interest, fees, costs, expenses or otherwise (collectively, the “Intercompany Debt”), is expressly subordinated to the Obligations. Upon the occurrence and during the continuance of an Event of Default, no payment of any kind (by voluntary payment, prepayment, acceleration, setoff or otherwise) of any portion of the Intercompany Debt may be made by any Credit Party or received or accepted by any Credit Party at any time without the prior written consent of the Lender. Any payments received by any Credit Party in violation of this Section shall be held in trust for and immediately remitted to the Lender.
     15.7 Intercreditor Agreement and Other Agreements.
          (a) Notwithstanding anything to the contrary herein, until such time as the CIT Indebtedness (as defined in the Contrarian Intercreditor Agreement) has been Paid in Full (as defined in the Contrarian Intercreditor Agreement), the provisions of this Financing Agreement are subject to the terms, covenants, conditions and provisions of the Contrarian Intercreditor Agreement, which, among other things, provide that the interests of the Lender in and to the Collateral shall be junior to the interests of CIT and the lenders under the CIT Financing Agreement in accordance with the Contrarian Intercreditor Agreement.
          (b) All provisions of this Financing Agreement and the other Loan Documents (including, without limitation, all further assurances provisions, condition precedents, grants of power of attorney, representations, provisions regarding applications of proceeds, warranties, covenants (both affirmative and negative), defaults, events of default and other agreements herein and therein) shall be deemed to be modified to the extent necessary to recognize that CIT holds a lien senior and prior to that of the Lender against the Collateral and it is hereby expressly understood that any covenants of any Credit Party contained herein to (a) the delivery of Collateral to Lender, (b) comply with any instruction of the Lender with respect of the Collateral or (c) take steps to better the quality of perfection of the Lender in the Collateral shall be expressly subject to the Contrarian Intercreditor Agreement, and it is further understood that the failure of any Credit Party to comply with the terms and conditions hereof shall not cause any Default or Event of Default if such compliance would have been inconsistent with the Contrarian Intercreditor Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered at New York, New York, by their proper and duly authorized officers as of the date set forth above.

CONTRARIAN SERVICE COMPANY, L.L.C., as Lender
By:	Contrarian Capital Management, L.L.C., its Manager

By:	/s/ Janice M. Stanton
	Name:	Janice M. Stanton
	Title:	Member

By:	/s/ Stephen J. Czech
	Name:	Stephen J. Czech
	Title:	Managing Director

HORSEHEAD CORP., as the Company
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	VP and CFO

HORSEHEAD INTERMEDIARY CORP., as a Credit Party and Guarantor
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	VP and CFO

CHESTNUT RIDGE RAILROAD CORP., as a Credit Party and Guarantor
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	VP and CFO